Exhibit 99.1

The Transactions

On July 3, 2015, MediFAX-EDI, LLC (“MediFAX”), a Tennessee limited liability company and our wholly owned subsidiary, and Alto Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of MediFAX (“Altegra Merger Sub”), entered into an Agreement and Plan of Merger (the “Altegra Merger Agreement”) by and among MediFAX, Altegra Merger Sub, Altegra Health, Inc., a Delaware corporation (“Altegra”) and Parthenon Investors III, L.P., a Delaware limited partnership, solely in its capacity as the Stockholders’ Representative, providing for the merger of Altegra Merger Sub with and into Altegra (the “Altegra Merger”) with Altegra surviving the Altegra Merger as a direct wholly owned subsidiary of MediFAX and indirect wholly owned subsidiary of Emdeon. The closing of the Altegra Merger is currently anticipated to occur in the third calendar quarter of 2015, subject to the satisfaction of various conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”).

Pursuant to the terms of the Altegra Merger Agreement, MediFAX is expected to pay approximately $910.0 million (the “Purchase Price”) in cash for Altegra at the closing of the Altegra Merger, which Purchase Price is subject to post-closing adjustments based on working capital, indebtedness and transaction expenses as of the closing date of the Altegra Merger.

At the effective time of the Altegra Merger, each issued and outstanding share of common stock of Altegra (the “Altegra Common Stock”) shall cease to exist and be converted into the right to receive, upon delivery of a duly-executed and completed letter of transmittal, the per share portion of the consideration in the Altegra Merger. Each issued and outstanding option for Altegra Common Stock shall be terminated and each option holder shall, upon delivery of a duly-executed option cancelation acknowledgement agreement, be entitled to receive the per share portion of the consideration in the Altegra Merger for each such option held less the exercise price per share underlying such option.

The Altegra Merger will be financed by borrowings from new term loans under our senior secured credit facilities in an aggregate amount of $395.0 million (the “2015 Incremental Term Loans”), the proceeds from the issuance of senior notes, the proceeds of an equity contribution from the Sponsors (the “Equity Contribution”) and available cash on hand (including proceeds of revolving loans under our senior secured credit facilities) (collectively, the “Acquisition Financing”).

In connection with the Altegra Merger, we have entered into a commitment letter with affiliates of the initial purchasers (the “Debt Commitment Parties”), pursuant to which the Debt Commitment Parties have committed to provide the Company with the Incremental Term Loans and alternative financing in form of senior unsecured loans under a bridge facility (the “Bridge Facility”) in the event this offering is not consummated or is not consummated in full. The Bridge Facility will only be drawn in the event we do not receive gross proceeds of at least $250.0 million from this offering prior to the consummation of the Altegra Merger.

The offering of the notes and the borrowings of the 2015 Incremental Term Loans, borrowing under our revolving credit facility, the Equity Contribution, the Altegra Merger and other related transactions are collectively referred to as the “Transactions.”

In the twelve months ended June 30, 2015, Altegra generated revenue and Pro Forma Adjusted EBITDA of $211.8 million and $59.0 million, respectively. After giving effect to the acquisition of Altegra, our pro forma revenue and Pro Forma Adjusted EBITDA for the twelve months ended June 30, 2015 would have been $1.6 billion and $463.2 million, respectively, and pro forma secured leverage and pro forma net total leverage would have been 4.0x and 6.0x, respectively.

Strategic Rationale

The strategic rationale for the Altegra Merger is the following:

Solutions and Services that Address Emerging Growth Markets. Altegra’s solutions address growing markets around government-sponsored health plans and emerging healthcare payment models. Altegra’s offerings support health plans in the Medicare Advantage market, as well as the Managed Medicaid and commercial exchange marketplace. The growth in these markets has been robust and is expected to expand to over 120 million covered lives by 2019, with additional populations entering the addressable market through the emergence of ACOs and other risk-bearing providers. The growth from covered lives is supplemented by increasing adoption of risk adjustment and quality metrics across healthcare payment models. As rising healthcare costs continue to fuel the shift towards value-based care, Altegra’s proprietary technology and intervention platforms provide the underlying infrastructure necessary to enable the transition to payment methods that are more closely aligned with the delivery of higher quality and more cost-effective care. We believe we can strengthen Altegra’s existing offerings by leveraging the enhanced and timely data that is available through our Intelligent Healthcare Network.

Sophisticated Data and Analytics Platform. Altegra has the ability to aggregate large volumes of data from disparate sources and analyze this data in a dynamic regulatory environment. Altegra’s integrated software and analytics platforms provide customers with differentiated risk adjustment and coding solutions that provide support as they navigate marketplace disruption, including the growth in exchange-based insurance markets and the transition to value-based healthcare.

Increased Revenue Mix to Software and Analytics. Altegra provides a sophisticated suite of integrated analytics offerings that are built on a cloud-based platform developed with algorithmic tools that assist health plans in the management and administration of its members. Over the past few years, we have enhanced our focus around our software and analytic capabilities, and Altegra’s solutions enhance this strategy. Pro forma for the Transactions, Emdeon would have increased its software and analytics revenue by 77%, shifting its software and analytics mix from 25% to 37% of solutions revenue, while reducing its network solutions mix from 34% to 28% of solutions revenue, for the twelve months ended June 30, 2015.

Improved Capabilities of Both Companies. Altegra’s analytic tools and solutions fit in well with our software and analytics offerings. By leveraging our technology and healthcare data expertise, the combination of Altegra’s risk adjustment and quality analytics and Emdeon’s Intelligent Healthcare Network, will enable the delivery of innovative products designed to help customers elevate care quality, optimize financial performance and improve the member and patient experience.

Improved Cross-Selling Opportunity. Altegra serves over 200 customers, including 21 of the 25 top Medicare Advantage plans and all of the top five Managed Medicaid plans. Although Emdeon regularly interacts with a similar set of customers, the increased breadth of solutions will allow us to deepen our relationship with these clients, while creating significant cross-sell opportunities for our existing solutions. As providers across the U.S. shift their attention to capitated reimbursement models, introduce their own health plans and generally become risk-taking organizations, we believe Altegra’s services will be instrumental to their success. Given Emdeon’s long standing relationship with these providers, the combined company will be well-positioned to serve this expanding market for healthcare data analytics. Our workflow embedded toolsets further facilitate this cross-sell opportunity, reducing implementation costs and minimizing time to launch.

Our Corporate Structure

Following the consummation of the Altegra Merger, our corporate structure will be as follows:

Certain Financial Ratios

	Unaudited
	Pro Forma Twelve Months Ended June 30, 2015

Credit Statistics:
Ratio of net debt to Pro Forma Adjusted EBITDA	6.0	x
Ratio of secured net debt to Pro Forma Adjusted EBITDA(1)	4.0	x
Ratio of Pro Forma Adjusted EBITDA to cash interest expense	2.6	x

(1)	Revolving facility and original issue discount are excluded from this ratio.

RISK FACTORS

Risks Related to Our Business

We face significant competition for our solutions.

The markets for our various solutions are intensely competitive, continually evolving and, in some cases, subject to rapid technological change. We face competition from many healthcare information systems companies and other technology companies within segments of the healthcare information technology and services markets. We also compete with certain of our customers that provide internally some of the same solutions that we offer. Our key competitors include: (i) healthcare transaction processing companies, including those providing electronic data interchange (“EDI”), and/or internet-based services and those providing services through other means, such as paper and fax; (ii) healthcare information system vendors that support providers and payers and their revenue and payment cycle management and clinical information exchange processes, including physician and dental practice management, hospital information and electronic medical record system vendors; (iii) large information technology and healthcare consulting service providers; (iv) health insurance companies, pharmacy benefit management companies, hospital management companies and pharmacies that provide or are developing electronic transaction and payment distribution services for use by providers and/or by their members and customers; (v) healthcare payments and communication solutions providers, including financial institutions and payment processors that have invested in healthcare data management assets and print and mail vendors; (vi) government program eligibility and enrollment services companies; (vii) payment integrity companies; (viii) consumer engagement and transparency companies; and (ix) providers of healthcare risk adjustment, quality and other data and analytics solutions. In addition, major software, hardware, information systems and business process outsourcing companies, both with and without healthcare companies as their partners, offer or have announced their intention to offer products or services that are competitive with solutions that we offer.

Within certain of the markets in which we operate, we face competition from entities that are significantly larger and have greater financial resources than we do and have established reputations for success. Other companies have targeted these markets for growth, including by developing new technologies utilizing internet-based systems. We may not be able to compete successfully with these companies and these or other competitors may commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.

Some of our customers compete with us and some, instead of using a third-party provider, perform internally some of the same services that we offer.

Some of our existing customers compete with us or may plan to do so or belong to alliances that compete with us or plan to do so, either with respect to the same solutions we provide to them or with respect to some of our other lines of business. For example, some of our payer customers currently offer—through affiliated clearinghouses, web portals and other means—electronic data transmission services to providers that allow the provider to bypass third-party EDI service providers such as us, and additional payers may do so in the future. The ability of payers to replicate our solutions may adversely affect the terms and conditions we are able to negotiate in our agreements with them and our transaction volume with them, which directly relates to our revenues. We may not be able to maintain our existing relationships for connectivity services with payers or develop new relationships on satisfactory terms, if at all. In addition, some of our solutions allow payers and providers to outsource business processes that they have been or could be performing internally and, in order for us to be able to compete, use of our solutions must be more efficient for them than use of internal resources.

If we are unable to retain our existing customers, our business, financial condition and results of operations could suffer.

Our success depends substantially upon the retention of our customers, particularly due to our recurring revenue model. We may not be able to retain some of our existing customers if we are unable to continue to provide solutions that our payer customers believe enable them to achieve improved efficiencies and cost-effectiveness, and that our provider and pharmacy customers believe allow them to more effectively manage their revenue cycle, increase reimbursement rates and improve cash flows. We also may not be able to retain customers if our electronic and/or paper-based solutions contain errors or otherwise fail to perform properly, if our pricing structure is no longer competitive or upon expiration of our contracts. Historically, we have enjoyed high customer retention rates; however, we may not be able to maintain high retention rates in the future. Our recurring revenues depend in part upon maintaining this high customer retention rate, and if we are unable to maintain our historically high customer retention rate, our business, financial condition and results of operations could be adversely impacted.

If we are unable to connect to a large number of payers and providers, our solutions would be limited and less desirable to our customers.

Our business largely depends upon our ability to connect electronically to a substantial number of payers, such as insurance companies, Medicare and Medicaid agencies and pharmacy benefit managers, and providers, such as hospitals, physicians, dentists, laboratories and pharmacies. The attractiveness of some of the solutions we offer to providers, such as our claims management and submission services, depends in part on our ability to connect to a large number of payers, which allows us to streamline and simplify workflows for providers. These connections may be made either directly or through a clearinghouse. We may not be able to maintain our links with a large number of payers on terms satisfactory to us and we may not be able to develop new connections, either directly or through other clearinghouses, on satisfactory terms. The failure to maintain these connections could cause our solutions to be less attractive to our provider customers. In addition, our payer customers view our connections to a large number of providers as essential in allowing them to receive a high volume of transactions and realize the resulting cost efficiencies through the use of our solutions. Our failure to maintain existing connections with payers, providers and other clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between payers and providers, could cause our electronic transaction processing systems to be less desirable to healthcare constituents, which would reduce the number of transactions that we process and for which we are paid, resulting in a decrease in revenues and an adverse effect on our financial condition and results of operations.

The failure to maintain our relationships with our channel partners or significant changes in the terms of the agreements we have with them may have an adverse effect on our ability to successfully market our solutions.

We have entered into contracts with our channel partners to market and sell some of our solutions. Most of these contracts are on a non-exclusive basis. However, under contracts with some of our channel partners, we may be bound by provisions that restrict our ability to market and sell our solutions to potential customers. Our arrangements with some of these channel partners involve negotiated payments to them based on percentages of revenues they generate. If the payments prove to be too high, we may be unable to realize acceptable margins, but if the payments prove to be too low, the channel partners may not be motivated to produce a sufficient volume of revenues. The success of these contractual arrangements will depend in part upon the channel partners’ own competitive, marketing and strategic considerations, including the relative advantages of using alternative products being developed and marketed by them or our competitors. If any of these channel partners are unsuccessful in marketing our solutions or seek to amend the financial or other terms of the contracts we have with them, we will need to broaden our marketing efforts to increase focus on the solutions they sell and alter our distribution strategy, which may divert our planned efforts and resources from other projects. In addition, as part of the packages these channel partners sell, they may offer a choice to their customers between solutions that we supply and similar solutions offered by our competitors or by the channel partners directly. If our solutions are not chosen for inclusion in these packages, the revenues we earn from our channel partner relationships will decrease. Lastly, we could be subject to claims and liability, as a result of the activities, products or services of these channel partners or other resellers of our solutions. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in adverse publicity that could harm our business.

Our business and future success may depend on our ability to cross-sell our solutions.

Our ability to generate revenue and growth partly depends on our ability to cross-sell our solutions to our existing customers and new customers. We expect our ability to successfully cross-sell our solutions will be one of the most significant factors influencing our growth. We may not be successful in cross-selling our solutions because our customers may find our additional solutions unnecessary or unattractive. Our failure to sell additional solutions to existing customers could affect our ability to grow our business.

We have faced and will continue to face pressure to reduce our prices, which may reduce our margins, profitability and competitive position.

As electronic transaction processing further penetrates the healthcare market or becomes highly standardized, competition among electronic transaction processors is increasingly focused on pricing. This competition has placed, and could place further pressure on us to reduce our prices in order to retain market share. If we are unable to reduce our costs sufficiently to offset declines in our prices, or if we are unable to introduce new innovative offerings with higher margins, our results of operations could decline.

In addition, many healthcare industry constituents are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks, such as hospitals, and payer organizations, such as private insurance companies, consolidate, competition to provide the types of solutions we provide may become more intense and the importance of establishing and maintaining relationships with key healthcare industry constituents could become more significant. These healthcare industry constituents have, in the past, and may, in the future, try to use their market power to negotiate price reductions for our solutions. If we are forced to reduce prices, our margins will decrease and our results of operations will decline, unless we are able to achieve corresponding reductions in expenses.

Our ability to generate revenue could suffer if we do not continue to update and improve our existing solutions and develop new ones.

We must improve the functionality of our existing solutions in a timely manner and introduce new and valuable healthcare information technology and service solutions in order to respond to technological and regulatory developments and, thereby, retain existing customers and attract new ones. For example, from time to time, government agencies may alter format and data code requirements applicable to electronic transactions. In addition, our customers sometimes request that our solutions be customized to satisfy particular security protocols, modifications and other contractual terms in excess of industry norms and our standard configurations. These customer imposed requirements may impact the profitability of particular solutions and customer engagements. We may not be successful in responding to technological and regulatory developments or changing customer needs. The pace of change in the markets we serve is rapid, and there are frequent new product and service introductions by our competitors and channel partners who use our solutions in their offerings. If we do not respond successfully to technological and regulatory changes, as well as evolving industry standards and customer demands, our solutions may become obsolete. Technological changes also may result in the offering of competitive solutions at lower prices than we are charging for our solutions, which could result in our losing sales unless we lower the prices we charge. If we do lower our prices on some of our solutions, we will need to increase our margins on these solutions in order to maintain our overall profitability. In addition, the solutions we develop or license may not be able to compete with the alternatives available to our customers.

Our business will suffer if we fail to successfully integrate acquired businesses and technologies or to appropriately assess the risks in particular transactions.

We have historically acquired and, in the future, plan to acquire, businesses, technologies, services, product lines and other assets. The successful integration of any businesses and assets we acquire into our operations, on a cost-effective basis, can be critical to our future performance. The amount and timing of the expected benefits of any acquisition, including potential synergies, are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to:

•	our ability to maintain relationships with the customers of the acquired business;

•	our ability to cross-sell solutions to customers with which we have established relationships and those with which the acquired businesses have established relationships;

•	our ability to retain or replace key personnel of the acquired business;

•	potential conflicts in payer, provider, pharmacy, vendor or marketing relationships;

•	our ability to coordinate organizations that are geographically diverse and may have different business cultures; and

•	compliance with regulatory and other requirements.

We cannot guarantee that any acquired businesses will be successfully integrated with our operations in a timely or cost-effective manner, or at all. Failure to successfully integrate acquired businesses or to achieve anticipated operating synergies, revenue enhancements or cost savings could have an adverse effect on our business, financial condition and results of operations.

Although our management attempts to evaluate the risks inherent in each transaction and to evaluate acquisition candidates appropriately, we may not properly ascertain all such risks and the acquired businesses and assets may not perform as we expect or enhance the value of our company as a whole. Acquired companies or businesses also may have larger than expected liabilities that are not covered by the indemnification, if any, that we are able to obtain from the sellers. Furthermore, the historical financial statements of the companies we have acquired or may acquire in the future are prepared by management of such companies and are not independently verified by our management. In addition, any pro forma financial statements prepared by us to give effect to such acquisitions may not accurately reflect the results of operations of such companies that would have been achieved had the acquisition of such entities been completed at the beginning of the applicable periods. Finally, there are no assurances that we will continue to acquire businesses at valuations consistent with our prior acquisitions or that we will complete acquisitions at all.

More risks related to the acquisition and integration of Altegra are set forth below in the “Risks Related to the Acquisition and Integration of Altegra” risk factor.

Achieving market acceptance of new or updated solutions is necessary in order for them to become profitable and will likely require significant efforts and expenditures.

Our future financial results will depend in part on whether our new or updated solutions receive sufficient customer acceptance. These solutions include, without limitation:

•	electronic billing, payment and remittance services for payers, providers and patients that complement our existing payment and communication services;

•	electronic prescriptions from healthcare providers to pharmacies and pharmacy benefit managers;

•	our other pre- and post-adjudication services for payers and providers;

•	payment integrity and fraud, waste and abuse services for payers and providers;

•	government program eligibility and enrollment services for providers;

•	accounts receivable management, denial management, appeals and collection improvement services for providers;

•	healthcare and information technology consulting services for payers;

•	decision support, clinical information exchange or other business intelligence and data analytics solutions;

•	consumer engagement and transparency services; and

•	healthcare risk adjustment and quality solutions.

Achieving market acceptance for new or updated solutions is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by constituents in the healthcare industry. In addition, deployment of new or updated solutions may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. Failure to achieve broad penetration in target markets with respect to new or updated solutions could have an adverse effect on our business prospects and financial results.

An economic downturn or volatility could have a material adverse effect on our business, financial condition and results of operations.

The United States economy has experienced significant economic uncertainty and volatility during recent years. A weakening of economic conditions could lead to reductions in demand for our solutions. For example, our revenues can be adversely affected by the impact of lower healthcare utilization trends driven by high unemployment and other economic factors. Further, weakened economic conditions or a recession could reduce the amount of income patients are able to spend on healthcare services. As a result, patients may elect to delay or forgo seeking healthcare services, which could further reduce healthcare utilization and our transaction volumes or decrease payer and provider demand for our solutions. Also, high unemployment rates could cause commercial payer membership to decline which also could lessen healthcare utilization and decrease our transaction volumes. In addition, as a result of volatile or uncertain economic conditions, we may experience the negative effects of increased financial pressures on our payer and provider customers. For instance, our business, financial condition and results of operations could be negatively impacted by increased competitive pricing pressure and a decline in our customers’ credit worthiness, which could result in us incurring increased bad debt expense. If we are not able to timely and appropriately adapt to changes resulting from a weak economic environment, our business, results of operations and financial condition may be materially and adversely affected.

There are increased risks of performance problems during times when we are making significant changes to our solutions or to systems we use to provide services. In addition, implementation of our solutions and cost savings initiatives may cost more, may not provide the benefits expected, may take longer than anticipated or may increase the risk of performance problems.

In order to respond to technological and regulatory changes and evolving industry standards, our solutions must be continually updated and enhanced. The software and systems that we use to provide services are inherently complex and, despite testing and quality control, we cannot be certain that errors will not be found in any changes, enhancements, updates and new versions that we market or use. Even if new or modified solutions do not have performance problems, our technical and customer service personnel may have difficulties in installing them or in providing any necessary training and support to customers.

Implementation of changes in our technology and systems may cost more or take longer than originally expected and may require more testing than initially anticipated. While new hardware and software will be tested before it is used in production, we cannot be sure that the testing will uncover all problems that may occur in actual use. If significant problems occur as a result of these changes, we may fail to meet our contractual obligations to customers, which could result in claims being made against us or in the loss of customer relationships. In addition, changes in our technology and systems may not provide the additional functionality or other benefits that were expected.

In addition, we also periodically implement efficiency measures and other cost saving initiatives to improve our operating performance. These efficiency measures and other cost saving initiatives may not provide the benefits anticipated or do so in the time frame expected. Implementation of these measures also may increase the risk of performance problems due to unforeseen impacts on our organization, systems and processes.

Disruptions in service or damages to our data or other operation centers, or other software or systems failures, could adversely affect our business.

Our data and operation centers are essential to our business. Our operations depend on our ability to maintain and protect our computer systems, many of which are located in our primary data centers that we operate in Memphis and Nashville, Tennessee. We have consolidated several satellite data centers and plan to continue such consolidation. Our business and results of operations are also highly dependent on our payment and communication operations, which are primarily conducted in Bridgeton, Missouri and Toledo, Ohio. We conduct business continuity planning and maintain insurance against fires, floods, other natural disasters and general business interruptions to mitigate the adverse effects of a disruption, relocation or change in operating environment; however, the situations we plan for and the amount of insurance coverage may not be adequate in any particular case. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our solutions, which could impair or prohibit our ability to provide our solutions, reduce the attractiveness of our solutions to our customers and adversely impact our financial condition and results of operations.

We also rely on a limited number of suppliers and contractors to provide us with a variety of solutions, including telecommunications and data processing services necessary for our transaction services and processing functions and software developers for the development and maintenance of certain software products we use to provide our solutions. If these suppliers do not fulfill their contractual obligations or choose to discontinue their products or services, our business and operations could be disrupted, our brand and reputation could be harmed and our financial condition and operating results could be adversely affected.

If the security measures protecting our information technology systems are breached or fail, we could be subject to liability, and customers may curtail or stop using our solutions.

Our business relies to a significant degree upon the secure electronic transmission, use and storage of sensitive information, including personal health information, financial information and other confidential data. Despite the implementation of security measures, our infrastructure, data centers and systems that we interface with, including the internet and related systems and our vendors, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, terrorist attacks or other attacks by third parties or similar disruptive problems. We cannot predict whether our security measures will be adequate to prevent all possible security threats. Any of these events, including the unauthorized access, misappropriation, disclosure or loss of sensitive information, including financial or personal health information, or a significant disruption of our network, could adversely affect our ability to provide our solutions and fulfill contractual demands, could require us to devote significant financial and other resources to mitigate such problems and could increase our future security costs, including through organizational changes, deploying additional personnel and protection technologies, further training of employees and engaging third party experts and consultants. Moreover, unauthorized access, use or disclosure of certain confidential information in our possession could result in civil or criminal liability or regulatory action, including potential fines and penalties, as well as costs relating to required notifications, credit monitoring services and other necessary expenses. In addition, any actual or perceived breach of our security measures may deter customers from using or purchasing our solutions in the future. The occurrence of any of these events could disrupt our business and operations or harm our brand and reputation, either of which could adversely affect our financial condition and operating results.

Recently, there have been a number of high profile security breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Lawsuits resulting from these security breaches have sought significant monetary damages. While we maintain liability insurance coverage, claims could exceed the amount of our applicable insurance coverage, if any, or this coverage may not continue to be available on acceptable terms or in sufficient amounts.

We may be liable to our customers and may lose customers if we provide poor service, if our solutions do not comply with our agreements or if our software solutions or transmission systems contain errors or experience failures.

We must meet our customers’ service level expectations and our contractual obligations with respect to our solutions. Failure to do so could subject us to liability, as well as cause us to lose customers. In some cases, we rely upon third-party contractors to assist us in providing our solutions. Our ability to meet our contractual obligations and customer expectations may be impacted by the performance of our third-party contractors and their ability to comply with applicable laws and regulations. For example, our electronic payment and remittance solutions depend in part on the ability of our vendors to comply with applicable banking, financial service and payment card industry requirements and their failure to do so could cause an interruption in the solutions we provide or require us to seek alternative solutions or relationships.

Errors in the software and systems we use to provide services to customers also could cause serious problems for our customers. In addition, because of the large amount of data we collect and manage, it is possible that hardware failures and errors in our systems would result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our customers could regard as significant. For example, errors in our transaction processing systems can result in payers paying the wrong amount, making payments to the wrong payee or delaying payments. Since some of our solutions relate to laboratory ordering and reporting and electronic prescriptions, an error in our systems also could result in injury to a patient. If problems like these occur, our customers may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under our agreements, request a loan or advancement of funds or initiate litigation or other dispute resolution procedures. In addition, we may be subject to claims against us by others affected by any such problems.

Our activities and the activities of our third party contractors involve the storage, use and transmission of financial and personal health information. Accordingly, security breaches of our or their computer systems or at our print and mail operation centers could expose us to a risk of loss or litigation, government enforcement actions and contractual liabilities. We cannot be certain that contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements. Any security breaches also could impact our ability to provide our solutions, as well as impact the confidence of our customers in our solutions, either of which could have an adverse effect on our business, financial condition and results of operations.

We attempt to limit, by contract, our liability for damages arising from our negligence, errors, mistakes or security breaches. However, contractual limitations on liability may not be enforceable or may otherwise not provide sufficient protection to us from liability for damages. We maintain liability insurance coverage, including coverage for errors and omissions. It is possible, however, that claims could exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may negatively impact market acceptance of our solutions, including unrelated solutions, or may harm our reputation and our business.

Recent and future developments in the healthcare industry could adversely affect our business.

Almost all of our revenue is either derived from the healthcare industry or could be affected by changes in healthcare spending. The healthcare industry is highly regulated and subject to changing political, legislative, regulatory and other influences. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (“ACA”) changes how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced Medicare program spending and insurance market reforms. ACA seeks to increase health insurance coverage through the expansion of Medicaid, establishment of health insurance exchanges to facilitate the purchase of health insurance by individuals and small employers, imposing penalties on individuals who do not obtain health insurance and imposing fines on employers with 50 or more full-time employees that do not offer employees health insurance. ACA insurance market reforms include increased dependent coverage, prohibitions on excluding individuals based on pre-existing conditions and mandated minimum medical loss ratios for health plans. In addition, ACA provides for significant new taxes, including an industry user tax paid by health insurance companies, as well as an excise tax on health insurers and employers offering high cost health coverage plans. ACA also imposes significant Medicare Advantage funding cuts and material reductions to Medicare and Medicaid program spending. ACA further provides for additional resources to combat healthcare fraud, waste and abuse and also requires HHS to adopt additional standards for electronic transactions and to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction.

While many of the provisions of ACA are not directly applicable to us, ACA affects the business of our payer, provider and pharmacy customers and the Medicaid programs of the states with which we have contracts. The provisions of ACA that are designed to expand health coverage potentially could result in an overall increase in transactions for our business and demand for our solutions; however, our customers may attempt to reduce spending to offset the increased costs associated with meeting the various ACA insurance market reforms. Likewise, as the Medicare payment reductions and other reimbursement changes impact our customers, our customers may attempt to seek price concessions from us or reduce their use of our solutions. Thus, ACA may result in a reduction of expenditures by customers or potential customers in the healthcare industry, which could have an adverse effect on our business, financial condition and results of operations. Further, we may experience increased costs from responding to new standardized transaction and implementation rules and our customers’ needs. In addition, implementation of the employer mandate was delayed for most employers until January 1, 2015 and will not be implemented for all employers until January 1, 2016. States may opt out of the Medicaid expansion, and the number of states that will ultimately participate and under what terms is not clear. The full impact of ACA, including its impact on our government eligibility and enrollment services offerings, is difficult to predict due to uncertainty regarding how many states will ultimately implement the Medicaid expansion, as well as the law’s complexity, lack of implementing regulations for all of the law’s provisions or limited interpretive guidance, remaining or new court challenges, implementation issues and the possibility of further delays, amendments or repeal.

Moreover, there are currently numerous federal, state and private initiatives and studies seeking ways to increase the use of information technology in healthcare as a means of improving care and reducing costs. For example, the American Recovery and Reinvestment Act of 2009 (“ARRA”) included federal subsidies that began in 2011 for eligible hospitals and eligible professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology, and through December 2014 approximately $28 billion in payments have been distributed. These initiatives may result in additional or costly legal or regulatory requirements that are applicable to us and our customers, may encourage more companies to enter our markets, may provide advantages to our competitors and may result in the development of technology solutions that compete with ours. Any such initiatives also may result in a reduction of expenditures by customers or potential customers in the healthcare industry, which could have an adverse effect on our business.

In addition, other general reductions in expenditures by healthcare industry constituents could result from, among other things:

•	government regulation or private initiatives that affect the manner in which providers interact with patients, payers or other healthcare industry constituents, including changes in pricing or means of delivery of healthcare solutions;

•	reductions in governmental funding for healthcare, in addition to reductions required by ACA, such as reductions resulting from the Budget Control Act of 2011, which requires automatic spending reductions of $1.2 trillion for federal fiscal years 2013 through 2021, minus any deficit reductions enacted by Congress and debt service costs, and laws that extend these cuts through 2024; and

•	adverse changes in business or economic conditions affecting payers, providers, pharmaceutical companies, medical device manufacturers or other healthcare industry constituents.

Even if general expenditures by healthcare industry constituents remain the same or increase, other developments in the healthcare industry may result in reduced spending on information technology and services or in some or all of the specific markets we serve or are planning to serve. In addition, our customers’ expectations regarding pending or potential healthcare industry developments also may affect their budgeting processes and spending plans with respect to the types of solutions we provide. For example, use of our solutions could be affected by:

•	changes in the billing patterns of providers;

•	changes in the design of health insurance plans;

•	changes in the contracting methods payers use in their relationships with providers;

•	decreases in marketing expenditures by pharmaceutical companies or medical device manufacturers, as a result of governmental regulation or private initiatives that discourage or prohibit promotional activities by pharmaceutical or medical device companies; and

•	successful implementation of government programs that streamline and standardize eligibility enrollment processes could result in decreased pricing or demand for our eligibility and enrollment solutions.

The healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. The timing and impact of developments in the healthcare industry are difficult to predict. Furthermore, we are unable to predict how providers, payers, pharmacies and other healthcare market participants will respond to the various reform provisions contained in ACA, some of which are not yet fully implemented and could be further delayed, repealed or blocked. We cannot be sure that the markets for our solutions will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

Government regulation, industry standards and other requirements creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is highly regulated and subject to frequently changing regulatory and other requirements. Many healthcare laws and regulations are complex, and their application to specific services and relationships may not be clear. Because our customers are required to comply with these requirements, we may be impacted as a result of our contractual obligations even when we are not directly subject to them. For many of these requirements, there is little history of regulatory or judicial interpretation upon which to rely. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the healthcare information solutions that we provide, and these laws and regulations may be applied to our solutions in ways that we do not anticipate. ACA and other federal and state efforts to reform or revise aspects of the healthcare industry or to revise or create additional statutory and regulatory requirements could impact our operations, the use of our solutions and our ability to market new solutions, or could create unexpected liabilities for us. We also may be impacted by non-healthcare laws, industry standards and other requirements as a result of some of our solutions. For example, laws, regulations and industry standards regulating the banking and financial services industry may impact our operations as a result of the electronic payment and remittance services we offer directly or through third-party vendors. We are unable to predict what changes to laws, regulations and other requirements might be made in the future or how those changes could affect our business or the costs of compliance.

We have attempted to structure our operations to comply with legal and other requirements applicable to us directly and to our customers and third-party contractors, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives. Any determination by a court or agency that our solutions violate, or cause our customers to violate, applicable laws, regulations or other requirements could subject us or our customers to civil or criminal penalties. Such a determination also could require us to change or terminate portions of our business, disqualify us from serving customers who are or do business with government entities or cause us to refund some or all of our service fees or otherwise compensate our customers. In addition, failure to satisfy laws, regulations or other requirements could adversely affect demand for our solutions and could force us to expend significant capital, research and development and other resources to address the failure. Even an unsuccessful challenge by regulatory and other authorities or private whistleblowers could be expensive and time consuming, could result in loss of business, exposure to adverse publicity and injury to our reputation and could adversely affect our ability to retain and attract customers. Laws, regulations and other requirements impacting our operations include the following:

•	HIPAA Privacy and Security Requirements. There are numerous federal and state laws and regulations related to the privacy and security of personal health information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) establish privacy and security standards that limit the use and disclosure of individually identifiable health information (known as “protected health information”) and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. We are directly subject to certain provisions of the regulations as a “Business Associate” through our relationships with customers. We are also directly subject to the HIPAA privacy and security regulations as a “Covered Entity” with respect to our operations as a healthcare clearinghouse and, if the Altegra Merger is completed, with respect to Altegra’s clinical care visit services.

The privacy regulations established under HIPAA also provide patients with rights related to understanding and controlling how their health information is used and disclosed. To the extent permitted by applicable privacy regulations and our contracts with our customers, we may use and disclose protected health information to perform our services and for other limited purposes, such as creating de-identified information, but other uses and disclosures, such as marketing communications, require written authorization from the individual or must meet an exception specified under the privacy regulations. Determining whether data has been sufficiently de-identified to comply with the HIPAA privacy standards and our contractual obligations may require complex factual and statistical analyses and may be subject to interpretation.

If we are unable to properly protect the privacy and security of protected health information entrusted to us, we could be found to have breached our contracts with our customers. Further, if we fail to comply with applicable HIPAA privacy and security standards, we could face civil and criminal penalties. HHS is required to perform compliance audits and has announced its intent to perform audits in 2015. In addition to enforcement by HHS, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. HHS has the discretion to impose penalties without being required to attempt to resolve violations through informal means, such as implementing a corrective action plan. Although we have implemented and maintain policies and processes to assist us in complying with these regulations and our contractual obligations, we cannot provide assurance regarding how these standards will be interpreted, enforced or applied to our operations.

•	Other Privacy and Security Requirements. In addition to HIPAA, numerous other state and federal laws govern the collection, dissemination, use, access to and confidentiality of personal health information and healthcare provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of personal records or other types of medical information. In many cases, these state laws are not preempted by the HIPAA privacy standards and may be subject to interpretation by various courts and other governmental authorities. Further, the United States Congress and a number of states have considered prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

•	Data Protection and Breaches. In recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. In many cases, these laws are limited to electronic data, but states are increasingly enacting or considering stricter and broader requirements. Under HIPAA, Covered Entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay but not to exceed 60 days following discovery of the breach by a Covered Entity or its agents. Notification also must be made to HHS and, in certain circumstances involving large breaches, to the media. Business Associates must report breaches of unsecured protected health information to Covered Entities within 60 days of discovery of the breach by the Business Associate or its agents. A non-permitted use or disclosure is presumed to be a breach unless the Covered Entity or Business Associate establishes that there is a low probability the protected health information has been compromised. This presumption and the standard for determining whether a non-permitted use or disclosure constitutes a breach will likely result in a greater number of incidents involving the non-permitted use and disclosure of unsecured protected health information being classified as breaches and, thus, a greater number of required notifications

In addition, the Federal Trade Commission (“FTC”) has prosecuted certain data breach cases as unfair and deceptive acts or practices under the Federal Trade Commission Act. Further, by regulation, the FTC requires creditors, which may include some of our customers, to implement identity theft prevention programs to detect, prevent and mitigate identity theft in connection with customer accounts. Although Congress passed legislation that restricts the definition of “creditor” and exempts many healthcare providers from complying with this rule, we may be required to apply additional resources to our existing process to assist our affected customers in complying with this rule.

We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with all applicable laws and regulations regarding the protection of this data and properly responding to any security breaches or incidents; however, we cannot be sure that these safeguards are adequate to protect all personal data or assist us in complying with all applicable laws and regulations regarding the protection of personal data and responding to any security breaches or incidents.

•	HIPAA Transaction and Identifier Standards. HIPAA and its implementing regulations mandate format and data content standards and provider identifier standards (known as the National Provider Identifier) that must be used in certain electronic transactions, such as claims, payment advice and eligibility inquiries. As required by ACA, HHS has established standards that health plans must use for electronic fund transfers with providers, has established operating rules for certain transactions and is in the process of establishing operating rules to promote uniformity in the implementation of the remaining types of covered transactions. ACA also requires HHS to establish standards for health claims attachment transactions. Further, HHS adopted updated standard code sets for diagnoses and procedures known as the ICD-10 code sets. The use of the ICD-10 code sets is required by October 1, 2015.

HHS has established a unique health plan identifier for health plans and that Covered Entities must use to identify health plans in standardized transactions beginning on November 7, 2016. HHS also has established an “other entity identifier” that entities involved in healthcare transactions that are not health plans, providers or individuals may opt to obtain and use.

Although our systems are capable of transmitting transactions that comply with requirements currently in effect, we will be required to modify our systems to accommodate new requirements. We have been modifying and will continue to modify our systems and processes to prepare for and implement changes to the transaction standards, code sets operating rules and identifier requirements; however, we may not be successful in responding to these changes and any responsive changes we make to our systems and software may result in errors or otherwise negatively impact our service levels. In addition, the compliance dates for ICD-10 code sets, new or modified transaction standards, operating rules and identifiers may overlap, which may further burden our resources.

We also may experience complications related to supporting customers that are not fully compliant with the revised requirements as of the applicable compliance or enforcement date. Some payers and healthcare clearinghouses with which we conduct business interpret HIPAA transaction requirements differently than we do or may require us to use legacy formats or include legacy identifiers as they transition to full compliance. For example, we continue to process transactions using legacy identifiers for non-Medicare claims that are sent to us to the extent that the intended recipients have not instructed us to suppress those legacy identifiers. Where payers or healthcare clearinghouses require conformity with their interpretations or require us to accommodate legacy transactions or identifiers as a condition of successful transactions, we seek to comply with their requirements, but may be subject to enforcement actions as a result. We continue to work with payers, providers, practice management system vendors and other healthcare industry constituents to implement the transaction standards and identifier standards. We cannot provide assurance regarding how the Centers for Medicare and Medicaid Services (“CMS”) will enforce the transaction and identifier standards or how CMS will view our practice of accommodating requests to process transactions that include legacy formats or identifiers for non-Medicare claims. Any regulatory change, clarification or enforcement action by CMS that prohibited the processing by healthcare clearinghouses or private payers of transactions containing legacy formats or identifiers could have an adverse effect on our business.

•	Electronic Health Records. Medicare and Medicaid incentive payments are available for eligible hospitals and eligible professionals that adopt and meaningfully use EHR technology. Beginning in 2015, eligible hospitals and eligible professionals who fail to attest to the meaningful use of EHR technology will face reductions in Medicare payments. These incentives and the risk of reduced Medicare payments promote the adoption of EHR technology which may impact our business.

•	Anti-Kickback and Anti-Bribery Laws. A number of federal and state laws govern patient referrals, financial relationships with physicians and other referral sources and inducements to providers and patients, including restrictions contained in amendments to the Social Security Act, commonly known as the “federal Anti-Kickback Law.” The federal Anti-Kickback Law prohibits any person or entity from offering, paying, soliciting or receiving, directly or indirectly, anything of value with the intent of generating referrals of patients covered by Medicare, Medicaid or other federal healthcare programs. Violation of the federal Anti-Kickback Law is a felony. The Anti-Kickback Law contains a limited number of exceptions, and the Office of the Inspector General of HHS has created regulatory safe harbors to the federal Anti-Kickback Law. Activities that comply precisely with a safe harbor are deemed protected from prosecution under the federal Anti-Kickback Law. Failure to meet a safe harbor does not automatically render an arrangement illegal under the Anti-Kickback Law. The arrangement, however, does risk increased scrutiny by government enforcement authorities, based on its particular facts and circumstances. Our contracts and other arrangements may not meet an exception or a safe harbor.

Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. The laws in this area are both broad and vague and generally are not subject to frequent regulatory or judicial interpretation. We review our practices with regulatory experts in an effort to comply with all applicable laws and regulatory requirements.

However, we are unable to predict how these laws will be interpreted or the full extent of their application, particularly to services that are not directly reimbursed by federal healthcare programs, such as transaction processing services. Any determination by a state or federal regulatory agency that any of our activities or those of our customers or vendors violate any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our business, could require us to refund a portion of our service fees, could disqualify us from providing services to customers who are or do business with government programs and could have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

•	False or Fraudulent Claim Laws. We provide claims processing and other solutions to providers that relate to, or directly involve, the reimbursement of health services covered by Medicare, Medicaid, other federal healthcare programs and private payers. In addition, as part of our data transmission and claims submission services, we may employ certain edits, using logic, mapping and defaults, when submitting claims to third-party payers. Such edits are utilized when the information received from providers is insufficient to complete individual data elements requested by payers. If the Altegra Merger is completed, we will also provide services including risk analytics services, chart reviews, in-home assessments, audit functions, and enrollment and eligibility services, to Medicaid and Medicare managed care plans, commercial plans and other entities. These services, which include identifying diagnosis codes with respect to hierarchical condition categories, impact the amounts paid by Medicare and Medicaid payments to managed care plans.

As a result of these aspects of our business, we may be subject to, or contractually required to comply with, numerous federal and state laws that prohibit false or fraudulent claims. False or fraudulent claims include, but are not limited to, billing for services not rendered, making or causing to be made or used a false record or statement that is material to a false claim, failing to refund known overpayments, misrepresenting actual services rendered, improper coding and billing for medically unnecessary items or services. Some of these laws, including restrictions contained in amendments to the Social Security Act, commonly known as the federal Civil Monetary Penalty Law, require a lower burden of proof than other fraud, waste and abuse laws. Federal and state governments increasingly use the federal Civil Monetary Penalty Law, especially where they believe they cannot meet the higher burden of proof requirements under the various criminal healthcare fraud provisions.

In addition, the FCA and some state false claims laws provide significant civil and criminal penalties for noncompliance and can be enforced by private individuals through “whistleblower” or qui tam actions on behalf of the government alleging that the defendant has defrauded the government. For example, the federal Civil Monetary Penalty Law provides for penalties ranging from $10,000 to $50,000 per prohibited act and assessments of up to three times the amount claimed or received. Further, violations of the FCA are punishable by treble damages and penalties of up to $11,000 per false claim, and whistleblowers may receive a share of amounts recovered. Civil penalties also may be imposed for the failure to report and return an overpayment made by the federal government within 60 days of identifying the overpayment and also may result in liability under the FCA. ACA provides that submission of a claim for an item or service generated in violation of the Anti-Kickback Law constitutes a false or fraudulent claim under the FCA. Whistleblowers and the federal government have taken the position and some courts have held, that providers who allegedly have violated other statutes, such as the Stark Law, have thereby submitted false claims under the FCA. We rely on our customers to provide us with accurate and complete information and, if the Altegra Merger is completed, to appropriately use analytics, codes, reports and other information in connection with the services Altegra provides.

From time to time, constituents in the healthcare industry, including us, may be subject to actions under the FCA or other fraud, waste and abuse provisions, such as the federal Civil Monetary Penalty Law. Errors and the unintended consequences of data manipulations by us or our systems with respect to entry, formatting, preparation or transmission of information may be determined or alleged to be in violation of these laws and regulations or could adversely impact the compliance of our customers. Although we believe our editing processes are consistent with applicable reimbursement rules and industry practice, a court, enforcement agency or whistleblower could challenge these practices. In addition, we cannot guarantee that state and federal agencies will regard any billing errors we process as inadvertent or will not hold us responsible for any compliance issues related to claims we handle on behalf of providers and payers. We cannot predict the impact of any enforcement actions under the various false claims and fraud, waste and abuse laws applicable to our operations. Even an unsuccessful challenge of our practices could cause adverse publicity and cause us to incur significant legal and related costs.

•	Financial Services Related Laws and Rules. Financial services and electronic payment processing services are subject to numerous laws, regulations and industry standards. These laws may subject us, our vendors and our customers to liability as a result of our payment and communication solutions. Although we do not act as a bank, we offer solutions that involve banks, or vendors who contract with banks and other regulated providers of financial services. The various payment modalities that we offer our customers directly and through third party providers may be deemed regulated activity at the federal or state level, and, as a result, we may be affected by banking and financial services industry laws, regulations and standards, such as licensing requirements, solvency standards, reporting and disclosure obligations and requirements to maintain the privacy and security of nonpublic personal financial information. In addition, our payment and communication solutions may be affected by payment card industry operating rules and security standards, certification requirements, state prompt payment laws and other rules governing electronic funds transfers. If we fail to comply with any applicable payment and communication rules or requirements, we may be subject to fines and changes in transaction fees and may lose our ability to process payment transactions or facilitate other types of billing and payment solutions. Moreover, in addition to regulatory requirements related to electronic funds transfers, payment transactions processed using the Automated Clearing House Network are subject to network operating rules promulgated by the National Automated Clearing House Association, and these rules may affect our billing and payment practices. Further, our payment and communication solutions may impact the ability of our payer customers to comply with state prompt payment laws. These laws require payers to pay healthcare claims meeting the statutory or regulatory definition of a “clean claim” within a specified time frame.

•	United States Postal Service Laws and Regulations. Our payment and communication solutions provide mailing services primarily delivered through the United States Postal Service (“USPS”). Although we generally pass these costs through to our customers, postage is the most significant cost incurred in the delivery of our payment and communication solutions. Postage rates are dependent on the operating efficiencies of the USPS and legislative and regulatory mandates imposed on the USPS as a result of various fiscal and political factors. Accordingly, new USPS laws or regulations, including changes in the interpretation of existing regulations, changes in the operations of USPS and recent or future rate increases, may negatively impact our business and results of operations. For example, if measures taken by the USPS to reduce its operating costs are not effective, additional postage rate increases or other operational changes may occur. We also rely on significant discounts from the basic USPS postage rate structure, which could be changed or discontinued at any time. While we cannot predict the timing or magnitude of such changes, the current economic and political environment is likely to lead to further rate increases and/or changes in the operations, policies and regulatory interpretations of the USPS. Because we may be unable to implement changes mandated by the USPS in our operations or pass future rate increases through to our customers, any failure or alleged failure to comply with applicable laws and regulations, or any adverse applications of, or changes in, the USPS laws and regulations affecting our business, could have a material adverse effect on our operating results and/or financial condition.

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Other State Laws.    Most states have a variety of laws that may potentially impact our operations and business practices. For instance, if the Altegra Merger is completed, many states in which we would provide clinical care in-home assessment services prohibit corporations and other non-licensed entities from practicing medicine by employing physicians and certain non-physician practitioners. These prohibitions on the corporate practice of medicine impact how we structure our relationships with physicians and other affected non-physician practitioners. If our arrangements with physicians or other practitioners were found to violate a corporate practice of medicine prohibition, our contractual arrangements with practitioners in such states could be adversely affected, which, in turn, may adversely affect both our operations and profitability. Further, we could face sanctions for aiding and abetting the violation of the state’s professional licensure statutes. We will continually monitor legislative, regulatory and judicial developments related to licensure and engage arrangements with professionals; however, new agency interpretations, federal or state legislation or regulations, or judicial decisions could require us to change how we operate, may increase our costs of services and could have a material adverse effect on our results of operations.

Legislative changes and contractual limitations may impede our ability to utilize our offshore service capabilities.

In our operations, we have contractors, and, if the Altegra Merger is completed, will have employees, located outside of the United States who may have access to personal health information in order to assist us in performing services for our customers. From time to time, the United States Congress considers legislation that would restrict the transmission of personal health information regarding a United States resident to any foreign affiliate, subcontractor or unaffiliated third party without adequate privacy protections or without providing notice to the identifiable individual of the transmission and an opportunity to opt out. Some of the proposals considered would have required patient consent and imposed liability on healthcare businesses arising from the improper sharing or other misuse of personal health information. Congress also has considered creating a private civil cause of action that would allow an injured party to recover damages sustained as a result of a violation of these proposed restrictions. Furthermore, a number of states have considered prohibitions or limitations on the disclosure of medical or other personal information to individuals or entities located outside of the United States. If legislation of this type is enacted, our ability to utilize offshore resources may be impeded, and we may be subject to sanctions for failure to comply with the new mandates of the legislation. In addition, the enactment of such legislation could result in such work being performed at a lower margin of profitability, or even at a loss. Further, as a result of concerns regarding the possible misuse of personal health information, some of our customers have contractually limited or may seek to limit our ability to use our offshore resources. Use of offshore resources may increase our risk of violating our contractual obligations to our customers to protect the privacy and security of personal health information provided to us, which could adversely impact our reputation and operating results.

Failure by our customers to obtain proper permissions or provide us with accurate and appropriate data may result in claims against us or may limit or prevent our use of data which could harm our business.

We require our customers to provide necessary notices and obtain necessary permissions for the use and disclosure of the information that we receive. If they do not provide necessary notices or obtain necessary permissions, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy or other laws. Such failures by our customers could impair our functions, processes and databases that reflect, contain or are based upon such data. For example, as part of our claims submission services, we rely on our customers to provide us with accurate and appropriate data and directives for our actions. While we have implemented features and safeguards designed to maximize the accuracy and completeness of claims content, these features and safeguards may not be sufficient to prevent inaccurate claims data from being submitted to payers. In addition, such failures by our customers could interfere with or prevent creation or use of rules, analyses or other data-driven activities that benefit us or make our solutions less useful. Accordingly, we may be subject to claims or liability for inaccurate claims data submitted to payers or for use or disclosure of information by reason of lack of valid notice or permission. These claims or liabilities could damage our reputation, subject us to unexpected costs and adversely affect our financial condition and operating results.

Certain of our solutions present the potential for embezzlement, identity theft or other similar illegal behavior by our employees or contractors with respect to third parties.

Among other things, our solutions include printing and mailing checks and/or facilitating electronic funds transfers for our payer customers and handling mail and payments from payers and from patients for many of our provider customers. These services frequently include handling original checks, payment card information, banking account information and may include currency. Even in those cases in which we do not facilitate payments or handle original documents or mail, our services also involve the use and disclosure of personal and business information that could be used to impersonate third parties or otherwise gain access to their data or funds. If any of our employees or contractors takes, converts or misuses such funds, documents or data, or we experience a data breach creating a risk of identity theft, we could be liable for damages, and our business reputation could be damaged or destroyed. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of funds, documents or data and, therefore, be subject to civil or criminal liability. Federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of our customers that are creditors to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent and mitigate identity theft in connection with customer accounts.

Contractual relationships with customers that are governmental agencies or are funded by government programs may impose special burdens on us and provide special benefits to those customers.

A portion of our revenues comes from customers that are governmental agencies or are funded by government programs. Our contracts and subcontracts may be subject to some or all of the following:

•	termination when appropriated funding for the current fiscal year is exhausted;

•	termination for the governmental customer’s convenience, subject to a negotiated settlement for costs incurred and profit on work completed, along with the right to place contracts out for bid before the full contract term, as well as the right to make unilateral changes in contract requirements, subject to negotiated price adjustments;

•	compliance and reporting requirements related to, among other things, agency specific policies and regulations, information security, subcontracting requirements, equal employment opportunity, affirmative action for veterans and workers with disabilities and accessibility for the disabled;

•	broad audit rights; and

•	specialized remedies for breach and default, including setoff rights, risk allocation, retroactive price adjustments and civil or criminal fraud penalties, as well as mandatory administrative dispute resolution procedures instead of state contract law remedies.

In addition, certain violations of federal and state law may subject us to having our contracts terminated and, under certain circumstances, suspension and/or debarment from future government contracts. We also are subject to conflict-of-interest rules that may affect our eligibility for some federal, state and local government contracts, including rules applicable to all United States government contracts, as well as rules applicable to the specific agencies with which we have contracts or with which we may seek to enter into contracts.

The protection of our intellectual property requires substantial resources.

We rely upon a combination of trade secret, copyright and trademark laws, patents, license agreements, confidentiality procedures, nondisclosure agreements and technical measures to protect the intellectual property used in our business. The steps we have taken to protect and enforce our proprietary rights and intellectual property may not be adequate. For instance, we may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries or take similar steps to secure patents for our proprietary applications. Third parties may infringe upon or misappropriate our copyrights, trademarks, service marks, patents and other intellectual property rights. If we believe a third party has misappropriated our intellectual property, litigation may be necessary to enforce and protect those rights, which would divert management resources, would be expensive and may not effectively protect our intellectual property. As a result, if anyone infringes or misappropriates our intellectual property, it may have an adverse effect on our business, financial condition and results of operations.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling certain solutions.

We could be subject to claims that we are misappropriating or infringing intellectual property or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the solutions or services that use or contain the infringing intellectual property. We may be unable to develop non-infringing solutions or obtain a license on commercially reasonable terms, or at all. We also may be required to indemnify our customers if they become subject to third party claims relating to intellectual property that we license or otherwise provide to them, which could be costly.

A write-off or acceleration of amortization of all or a part of our long-lived assets (including identifiable intangible assets and goodwill) would adversely affect our operating results and reduce our net worth.

We have significant long-lived assets which include property and equipment, identifiable intangible assets and goodwill. As of June 30, 2015, we had $222.4 million of property and equipment, $1,484.8 million of identifiable intangible assets and $1,697.9 million of goodwill on our balance sheet, which represented in excess of 88% of our total assets. We amortize property and equipment and identifiable intangible assets over their estimated useful lives which generally range from 3 to 20 years. Though we are not permitted to amortize goodwill under United States generally accepted accounting principles, we evaluate our goodwill for impairment at least annually. In the event of anticipated obsolescence or impairment of our long-lived assets, we may write-off all or part of the affected assets or accelerate the related amortization of these assets. Such write-off or acceleration of amortization would result in an immediate one-time charge to earnings in the event of an impairment of assets and, in the event of anticipated obsolescence of assets that do not reach the level of an impairment, regular reductions to earnings over the remaining lives of the affected assets. Although it would not affect our cash flow, a write-off or acceleration of amortization in future periods of all or a part of these long-lived assets would adversely affect our financial condition and operating results.

Our success depends in part on our ability to identify, recruit and retain skilled management and technical personnel. If we fail to recruit and retain suitable candidates or if our relationship with our employees changes or deteriorates, there could be an adverse effect on our business.

Our future success depends upon our continuing ability to identify, attract, hire and retain highly qualified personnel, including skilled management, product, technology, sales and marketing personnel, all of whom are in high demand and are often subject to competing offers. Competition for qualified personnel in the healthcare and information technology industries is intense, and we may not be able to hire or retain a sufficient number of qualified personnel to meet our requirements, or be able to do so at salary, benefit and other compensation costs that are acceptable to us. A loss of a substantial number of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for expansion of our business, could have an adverse effect on our business. In addition, while none of our employees are currently unionized, unionization of our employees is possible in the future. Such unionizing activities could be costly to address and, if successful, likely would adversely impact our operations.

Lengthy sales, installation and implementation cycles for some of our solutions may result in delays or an inability to generate revenues from these solutions.

Sales of certain complex solutions and applications may result in longer sales, contracting and implementation cycles for our customers. These sales may be subject to delays due to customers’ internal procedures for deploying new technologies and processes and implementation may be subject to delays based on the availability of the internal customer resources needed. The use of our solutions also may be delayed due to reluctance to change or modify existing procedures. We are unable to control many of the factors that will influence the timing of the buying decisions of potential customers or the pace at which installation and training may occur. If we experience longer sales, contracting and implementation cycles for our solutions, we may experience delays in generating, or an inability to generate revenue from these solutions, which could have an adverse effect on our financial results.

We may be a party to legal, regulatory and other proceedings that could result in unexpected adverse outcomes.

From time to time, we are a party to legal and regulatory proceedings and investigations, including matters involving governmental agencies and entities with whom we do business and other proceedings and investigations arising in the ordinary course of business. In addition, there are an increasing number of, and we may be subject to, investigations and proceedings in the healthcare industry generally that seek recovery under HIPAA, the federal Anti-Kickback Law, the FCA and other statutes and regulations applicable to our business. We also may be subject to legal proceedings under non-healthcare laws affecting our business, such as employment, banking and financial services and USPS laws and regulations. We evaluate our exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with United States generally accepted accounting principles. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on our financial results.

Risks Related to Our Organization and Structure

We are a holding company and our principal asset is our ownership of equity interests in our subsidiaries; accordingly, we are dependent upon distributions from our subsidiaries to pay any dividends, taxes and any other expenses.

We are a holding company and our principal asset is our ownership of equity interests in our subsidiaries. We have no independent means of generating revenue. We intend to cause our subsidiaries to make distributions to us as the direct or indirect holder of 100% of the equity interests of such subsidiaries in amounts sufficient to make payments in respect of our outstanding indebtedness, including the including a senior secured term loan credit facility (as amended, the “Term Loan Facility”), a senior secured revolving credit facility (the “Revolving Facility”; and collectively with the Term Loan Facility, the “Senior Credit Facilities”) and the senior notes, as well as payments required under our tax receivable agreements (as discussed below). To the extent that we need funds and our subsidiaries are unable or otherwise restricted from making such distributions under applicable law or regulation, as a result of the terms in our credit agreements or are otherwise unable to provide such funds, our liquidity and financial condition could be adversely affected.

The amounts we will be required to pay under our tax receivable agreements could be significant and, in certain circumstances, could differ significantly (in both timing and amount) from the underlying tax benefits we actually realize.

We are a party to tax receivable agreements which obligate us to make payments to certain of our current and former owners, including affiliates of Blackstone, Hellman & Friedman and certain current and former members of management, equal to 85% of the applicable cash savings that we realize as a result of tax attributes arising from certain previous transactions, including the 2011 Merger (as defined herein) (Blackstone, together with affiliates of Hellman & Friedman and certain current and former members of management, are hereinafter sometimes referred to collectively as the “TRA Members”).

The payments we are required to make under the tax receivable agreements could be substantial. The amount and timing of any payments under the tax receivable agreements will vary depending upon a number of factors, including the amount and timing of the taxable income we generate in the future and the tax rate then applicable. We expect that, assuming no material changes in tax law and that we earn sufficient taxable income to realize the full potential tax benefit, future payments will range from $0.9 million to $77.7 million per year over the next 14 years. As of June 30, 2015, we expected total remaining payments under the tax receivable agreements of approximately $350.4 million. $173.7 million of this amount, which included the initial fair value of the tax receivable agreement obligations at the time of the 2011 Merger plus accretion to date, was reflected as an obligation on the balance sheet at June 30, 2015.

There may be circumstances in which the payments under the tax receivable agreements may differ significantly (in both timing and amount) from the underlying tax benefits we actually realize. Pursuant to the tax receivable agreements, upon a covered change of control, we could be required to make payments that significantly exceed our actual cash tax savings from the tax benefits giving rise to such payments. Moreover, upon a covered change of control or initial public offering, we will have the option to terminate the tax receivable agreements in exchange for a lump-sum payment (based on an assumption that all expected potential tax benefits actually will be realized). In addition, under the tax receivable agreements, the TRA Members will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed, except that excess payments made to the TRA Members will be netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreements that are greater than our actual cash tax savings and may not be able to recoup those payments. Any difference between the payments we are required to make under the tax receivable agreements and the underlying tax benefits we actually realize could adversely affect our results of operations and/or our liquidity. Furthermore, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreements is substantially dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest until paid.

We are controlled by the Sponsors, whose interests may conflict with our or our creditors’ interests.

We are controlled by the Sponsors, which includes affiliates of Blackstone and Hellman & Friedman. The Sponsors control the election of our directors and thereby has the power to control our affairs and policies, including the appointment of management. Circumstances may occur in which the interests of the Sponsors could be in conflict with our interests. The Sponsors may have an interest in pursuing acquisitions, divestitures, financing or other transactions, including, but not limited to, the issuance of additional debt or equity and the declaration and payment of dividends, that, in their judgment, could enhance their equity investments, even though such transactions may involve risk to us or to our creditors. Additionally, the Sponsors may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Risks Related to Our Indebtedness and the Notes

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the Senior Credit Facilities or senior notes.

As of June 30, 2015, our total debt, before consideration of unamortized debt discounts, was $2,191.9 million (none of which is subordinated to the notes), comprised of $1,417.8 million of senior secured indebtedness under our Term Loan Facility, $375.0 million of indebtedness under the 2019 senior notes, $375.0 million of indebtedness under the 2020 senior notes and $24.2 million of indebtedness under our data sublicense agreement and other financing arrangements. Additionally, we had $119.3 million of unutilized capacity under our Revolving Facility. On or prior to the closing date, we will obtain additional senior secured incremental term loans under our Term Loan Facility (the “2015 Incremental Term Loans”) in an aggregate amount of $395.0 million. The 2015 Incremental Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to no greater than 1.00% of the original principal amount. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of such actions on a timely basis or on terms satisfactory to us or at all.

Our high degree of leverage could have important consequences, including:

•	making it more difficult for us to make payments on the Senior Credit Facilities and the senior notes;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as our borrowings under our Senior Credit Facilities are at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged; and

•	increasing our cost of borrowing.

Borrowings under our Senior Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness may increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Due to a floor on the floating rate index of 1.25% under the Term Loan Facility, a 0.125% increase in the floating rates on the funded amounts under our Senior Credit Facilities would have had only a minimal impact on our annual cash interest expense. Assuming all revolving loans are drawn under the Revolving Facility, a 0.125% change in the floating rate would result in an additional $0.2 million increase in our annual cash interest expense. In January 2012, we entered into interest rate swaps that involve the exchange of floating for fixed rate interest payments that partially reduced our exposure to interest rate volatility. However, we may not maintain these interest rate swaps as currently structured with respect to our variable rate indebtedness, and any future additional swaps we enter into may not fully mitigate our interest rate risk.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. The incurrence of additional debt could increase the risks associated with our substantial leverage, including our ability to service our indebtedness.

We and our subsidiaries may be able to incur significant additional indebtedness in the future, including additional tranches of term loans, increased commitments under the Revolving Facility or the Term Loan Facility or one or more incremental Revolving Facility tranches. Although the indentures governing the notes, the 2019 senior notes, the 2020 senior notes, and the credit agreement (as amended, the “Senior Credit Agreement”) governing the Senior Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If we incur additional indebtedness or other obligations, the current risks related to our substantial leverage would increase and could have a negative impact on us or our credit ratings.

The Senior Credit Agreement provides that, subject to certain conditions, we may request additional tranches of term loans, increase commitments under the Revolving Facility or the Term Loan Facility or add one or more incremental revolving facility tranches (provided that the revolving credit commitments outstanding at any time have no more than three different maturity dates) in an aggregate amount not to exceed (a) $300.0 million plus (b) an unlimited amount at any time, subject to compliance on a pro forma basis with a first lien net leverage ratio of no greater than 4.00 to 1.00. Availability of such additional tranches of term loans or revolving facilities and/or increased commitments is subject to, among other conditions, the absence of any default under the Senior Credit Agreement and the receipt of commitments by existing or additional financial institutions.

The Senior Credit Agreement and the indentures governing our senior notes restrict our ability and the ability of most of our subsidiaries to engage in some business and financial transactions.

The Senior Credit Agreement requires us to comply with a quarterly maximum consolidated first lien net leverage ratio test. In addition, our Senior Credit Facilities include negative covenants that, among other things and subject to certain significant exceptions, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or guarantees;

•	incur liens;

•	make investments, loans and acquisitions;

•	consolidate or merge;

•	sell assets, including capital stock of our subsidiaries;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock of the Company or any restricted subsidiary;

•	alter the business we conduct;

•	amend, prepay, redeem or purchase subordinated debt;

•	engage in transactions with our affiliates; and

•	enter into agreements limiting subsidiary dividends and distributions.

Our ability to borrow additional amounts under our Senior Credit Facilities depends upon satisfaction of these and numerous additional covenants related to our financial condition covenant. Events beyond our control can affect our ability to meet these covenants.

The indentures governing the notes, our 2019 senior notes and our 2020 senior notes also contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability and the ability of our restricted subsidiaries to:

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock, subject to customary covenants, including compliance with a fixed charge coverage ratio and subject to limitation based on net income generated during the term of the Indentures;

•	incur additional indebtedness or issue certain capital stock;

•	incur certain liens;

•	make investments, loans, advances and acquisitions;

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries;

•	prepay subordinated debt;

•	engage in certain transactions with our affiliates; and

•	enter into agreements restricting our restricted subsidiaries’ ability to pay dividends.

If we or our restricted subsidiaries engage in certain asset sales, we generally must either invest the net proceeds from such sales in our business within a period of time, prepay certain debt (including indebtedness outstanding under our Senior Credit Facilities) or make an offer to purchase a principal amount of the senior notes equal to the excess net proceeds, subject to certain exceptions.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Senior Credit Facilities and the senior notes. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, seek additional capital, restructure or refinance our indebtedness, including the Senior Credit Facilities and the senior notes, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The Senior Credit Agreement and the indentures governing the notes, our 2019 senior notes and our 2020 senior notes restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit ratings, which could harm our ability to incur additional indebtedness.

We require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

Emdeon is a holding company, and as such has no independent operations or material assets other than its ownership of equity interests in its subsidiaries, and its subsidiaries’ contractual arrangements with customers, and it will depend on its subsidiaries to distribute funds to it so that it may pay its obligations and expenses, including satisfying its obligations under the notes. Emdeon’s ability to make scheduled payments on, or to refinance its respective obligations under, its indebtedness, including the notes, and to fund planned capital expenditures and other corporate expenses will depend on the ability of its subsidiaries to make distributions, dividends or advances to it, which in turn will depend on their future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which they may be subject. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our indebtedness and fund planned capital expenditures, we must continue to execute our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including the notes, the 2019 senior notes, the 2020 senior notes and our Senior Credit Facilities, on commercially reasonable terms, or at all.

Risks Related to the Acquisition and Integration of Altegra

The expected benefits of the Altegra Merger may not be realized, in the time frame anticipated or at all, and our business may be harmed, because of integration and other challenges.

If the Altegra Merger is completed, achieving the expected benefits of the acquisition will depend on the timely and efficient integration of Altegra’s technology, operations, business culture and personnel into our Company. The integration may not be completed as quickly as expected, and if we fail to effectively integrate the companies or the integration takes longer than expected, we may not achieve the expected benefits of the Altegra Merger and our business may even be harmed. The challenges involved in this integration include, among others:

•	potential disruption of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of Altegra;

•	conforming Altegra’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

The Altegra Merger may not be successfully received by our or Altegra’s customers, distributors or suppliers. In addition, we may encounter unforeseen obstacles or costs in the integration of Altegra’s business into ours. The size and complexity of both businesses, if not managed successfully by our management, may result in interruptions in our business activities, inconsistencies in our operations, standards, controls, procedures and policies, a decrease in the quality of our services and products, a deterioration in our employee and customer relationships and harm to our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Furthermore, the presence of one or more material liabilities of the Altegra business that are unknown to us at the time of the acquisition may have a material adverse effect on our business, financial condition, results of operations or cash flows.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data has been derived by the application of pro forma adjustments to our historical consolidated financial statements.

The unaudited pro forma consolidated balance sheet as of June 30, 2015 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2014, the six months ended June 30, 2015 and 2014 and the twelve months ended June 30, 2015 give effect to the Acquisition Financing and Altegra Merger as if each had occurred on June 30, 2015 with respect to the unaudited pro forma consolidated balance sheet and January 1, 2014 with respect to the unaudited pro forma consolidated statements of operations for each period presented.

The unaudited pro forma consolidated statement of operations data for the twelve months ended June 30, 2015 has been derived by: (i) adding the historical audited consolidated statement of operations for the year ended December 31, 2014, and the historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2015, (ii) subtracting the historical unaudited condensed consolidated financial statements for the six months ended June 30, 2014, and then (iii) applying pro forma adjustments to give effect to the Acquisition Financing and Altegra Merger. The pro forma consolidated financial information for the twelve months ended June 30, 2015 provide investors with pro forma information for the latest practicable twelve-month period.

The pro forma adjustments are preliminary and based on available information and certain assumptions that we believe are reasonable. The actual adjustments will be made as of the closing date of the Transactions and may differ from those reflected in the unaudited pro forma condensed consolidated financial information presented below. Such differences may be material. The unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Acquisition Financing and Altegra Merger had occurred as of the dates indicated, or what such results will be for any future periods or as of any future time.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2015

($ in thousands)

	Actual(1)	Pro Forma Acquisition Financing	Notes	Pro Forma Before Altegra Merger	Altegra Historical(2)	Pro Forma Altegra Merger Adjustments	Notes	Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents		$687,499	(3)			$(9,510)	(6)
		160,000	(4)			(720,196)	(7)
	$160,376	(2,500)	(5)	$1,005,375	$9,510	(189,804)	(16)	$95,375
Accounts receivable, net of allowance for doubtful accounts	234,140	—		234,140	59,236	—		293,376
Deferred income tax assets	14,055	—		14,055	1,309	—		15,364
Prepaid expenses and other current assets	29,939	—		29,939	3,514	—		33,453

Total current assets	438,510	844,999		1,283,510	73,569	(919,510)		437,568
Property and equipment including capitalized software costs, net	222,392	—		222,392	32,214	42,177	(9)	296,783
Goodwill	1,697,891	—		1,697,891	161,666	421,162	(10)	2,280,719
						(745)	(18)
Intangible assets, net	1,484,772	—		1,484,772	84,746	256,492	(11)	1,825,265
						745	(18)
Other assets, net	18,849	15,526	(3)	34,374	1,876	(1,375)	(12)	35,621

Total assets	$3,862,414	$860,525		$4,722,939	$354,071	$(201,054)		$4,875,956

Liabilities and equity
Current liabilities:
Accounts payable	$21,896	$—		$21,896	$2,580	$—		$24,476
						35,729	(13)
						2,000	(13)
Accrued expenses	196,494	—		196,494	15,182	(35,729)	(16)	213,676
Deferred revenue	10,636	—		10,636	6,294	(1,098)	(15)	15,832
Current portion of long-term debt	27,133	3,930	(3)	31,063	13,833	(13,833)	(16)	31,063

Total current liabilities	256,159	3,930		260,089	37,889	(12,931)		285,047
Long-term debt excluding current portion	2,137,214	699,095	(3)	2,836,309	140,242	(140,242)	(16)	2,836,309
Deferred income tax liabilities	378,488	—		378,488	12,338	117,491	(8)	508,317
Tax receivable agreement obligations due to related parties	172,780	—		172,780	—	—		172,780
Other long-term liabilities	12,858	—		12,858	957	(743)	(14)	13,072
Commitments and contingencies
Equity
Common stock	—	—		—	1	(1)	(17)	—
						(152,670)	(17)
Additional paid-in capital	1,150,667	160,000	(4)	1,310,667	162,180	(9,510)	(6)	1,310,667
Accumulated other comprehensive loss	(2,590)	—		(2,590)	427	(427)	(17)	(2,590)
						(2,000)	(13)
						(35,729)	(13)
Accumulated deficit	(243,162)	(2,500)	(5)	(245,662)	21	35,708	(17)	(247,662)

Parent equity	904,915	157,500		1,062,415	162,629	(164,629)		1,060,415
Noncontrolling interest	—	—		—	16	—		16

Total equity	904,915	157,500		1,062,415	162,645	(164,629)		1,060,431

Total liabilities and equity	$3,862,414	$860,525		$4,722,939	$354,071	$(201,054)		$4,875,956

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

($ in thousands)

(1)	The amounts in this column represent our actual results for the date or periods indicated.

(2)	The amounts in this column represent Altegra’s actual results for the date or periods indicated.

(3)	Represents principal amount of the 2015 Incremental Term Loans, Revolving Facility and the senior notes discount and fees, loan costs, and net proceeds from issuances of debt as follows:

	Revolving Credit Agreement	Term Loan	Notes	Total
Principal Amount	$60,000	$395,000	$250,000	$705,000
Less: Lender Fees and Discounts	—	(1,975)	—	(1,975)

Principal, Net of Fees and Discounts	60,000	393,025	250,000	703,025
Less: Loan Costs	—	(9,213)	(6,313)	(15,526)

Net Cash Proceeds	$60,000	$383,812	$243,687	$687,499

Principal, Net of Fees and Discounts	60,000	393,025	250,000	703,025
Less: Current Portion	—	(3,930)	—	(3,930)

Long-term Debt	$60,000	$389,095	$250,000	$699,095

(4)	Represents capital contribution from Parent.

(5)	Represents bridge fees paid to lenders for loans that were not utilized. Such amounts increase the accumulated deficit as they represent non-recurring costs that are directly attributable to the Acquisition Financing.

(6)	Represents distribution of cash to the stockholders of Altegra immediately prior to the date of acquisition. The Altegra Merger Agreement contemplates that cash will not be acquired by the Company as part of the acquisition.

(7)	Represents the consideration transferred to the former stockholders of Altegra or their representatives in connection with the Altegra Merger.

(8)	Represents an adjustment to deferred tax balances to reflect the allocation of the consideration transferred.

(9)	Represents an adjustment to the carrying value of property and equipment of Altegra to reflect their fair values as follows:

Developed technology	$68,721
Fair value of other Altegra property and equipment, net	5,670

Purchase accounting adjustment	74,391

Less: Historical Altegra property and equipment, net	(32,214)

Pro Forma adjustment	$42,177

Because the Altegra Merger has not yet occurred, the fair value estimate of the property and equipment is based on management’s prior experience with valuation of property and equipment of its other acquirees and therefore could differ materially from amounts determined based on a formal valuation of the tangible and intangible assets acquired.

(10)	Represents an adjustment to record goodwill derived from the difference in the fair values of the consideration transferred and net assets acquired as follows:

Gross purchase price		$910,000
Less:	Debt assumed at closing	(154,075)
	Transaction costs assumed at closing	(35,729)

	Consideration transferred	720,196
	Accounts receivable	59,236
	Deferred income taxes	1,309
	Prepaid expenses and other current	3,514
	Property and equipment	74,391
	Intangible assets	341,238
	Other assets, net	501
	Accounts payable	(2,580)
	Accrued expenses	(50,911)
	Deferred revenues	(5,196)
	Debt	(154,075)
	Deferred income tax liabilities	(129,829)
	Other liabilities	(230)

Less:	Net assets acquired	137,368

Total goodwill to be recognized		582,828
Less:	Historical Altegra goodwill	(161,666)

Pro Forma adjustment		$421,162

(11)	Represents an adjustment to record the fair value of intangible assets acquired as follows:

Preliminary value of intangible assets acquired:
Customer relationships	$312,450
Trade names	7,302
Non-compete agreements	22,231

Total intangible assets acquired	341,983
Less: Adjustment to conform accounting policies	(745)
Less: Historical Altegra intangible assets	(84,746)

Pro Forma adjustment	$256,492

Because the Altegra Merger has not yet occurred, the fair value estimate of the intangible assets is based on management’s prior experience with valuation of intangible assets of its other acquirees and therefore could differ materially from amounts determined based on a formal valuation of the tangible and intangible assets acquired.

(12)	Represents an adjustment to eliminate Altegra historical deferred loan costs.

(13)	Represents an adjustment to record transaction costs of $35,729 and $2,000 incurred by Altegra and the Company, respectively that are directly attributable to the Altegra Merger. Such amounts have been excluded from the pro forma consolidated statements of operations as the items are non-recurring in nature and directly attributable to the Altegra Merger.

(14)	Represents an adjustment to eliminate Altegra deferred rent obligations.

(15)	Represents an adjustment to record deferred revenue at the fair value of the remaining performance obligations.

(16)	Represents the payment of an Altegra term loan of $154,075 and other obligations assumed at closing of $35,729 that were required to be paid under the terms of the Merger Agreement.

(17)	Represents elimination of Altegra’s common stock, paid-in-capital, accumulated deficit and accumulated comprehensive loss.

(18)	Represents an adjustment to conform Altegra’s policy of classifying favorable lease intangible assets within intangible assets to the Company’s policy of classifying such assets within other assets.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

($ in thousands)

	Actual(1)	Pro Forma Acquisition Financing(19)	Notes		Pro Forma Before Altegra Merger	Altegra Historical(2)	Pro Forma Altegra Merger Adjustments(20)	Notes		Pro Forma Consolidated
Revenues
							$(278)	(a	)
Solutions revenue	$1,006,949	$—			$1,006,949	$192,551	4,040	(b	)	$1,203,262
Postage revenue	343,464	—			343,464	—	—			343,464

Total revenue	1,350,413	—			1,350,413	192,551	3,762			1,546,726
Costs and expenses:
Cost of operations	462,332	—			462,332	73,460	4,040	(b	)	539,832
Development and engineering	32,956	—			32,956	—	7,958	(c	)	40,914

							(7,958)	(c	)
							497	(d	)
Sales, marketing, general and administrative	198,379	—			198,379	79,660	1,384	(e	)	271,962
Customer postage	343,464	—			343,464	—	—			343,464
							(497)	(d	)
Depreciation and amortization	189,218	—			189,218	24,139	27,085	(g	)	239,945
Accretion	14,446	—			14,446	—	—			14,446
Impairment of long-lived assets	83,169				83,169	—	—			83,169

Total costs and expenses	1,323,964	—			1,323,964	177,259	32,509			1,533,732

Operating income	26,449	—			26,449	15,292	(28,747)			12,994
Interest expense, net	146,829	35,405	(a	)	182,234	6,747	(6,747)	(h	)	182,234
Contingent consideration	1,307	—			1,307	—	—			1,307
Other	(3,968)	—			(3,968)	—	—			(3,968)

Income (loss) before income tax provision	(117,719)	(35,405)			(153,124)	8,545	(22,000)			(166,579)
Income tax provision (benefit)	(41,865)	(13,100)	(b	)	(54,965)	3,410	(8,779)	(i	)	(60,334)

Net income (loss)	(75,854)	(22,305)			(98,159)	5,135	(13,221)			(106,245)
Net income (loss) attributable to noncontrolling interest	—	—			—	4	—			4

Net income (loss) attributable to controlling interest	$(75,854)	$(22,305)			$(98,159)	$5,131	$(13,221)			$(106,249)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014

($ in thousands)

	Actual(1)	Pro Forma Acquisition Financing(19)	Notes		Pro Forma Before Altegra Merger	Altegra Historical(2)	Pro Forma Altegra Merger Adjustments(20)	Notes		Pro Forma Consolidated
Revenues
							$(67)	(a	)
Solutions revenue	$485,211	$—			$485,211	$91,791	2,361	(b	)	$579,296
Postage revenue	170,154	—			170,154	—	—			170,154

Total revenue	655,365	—			655,365	91,791	2,294			749,450
Costs and expenses:
Cost of operations	227,832	—			227,832	35,953	2,361	(b	)	266,146
Development and engineering	15,968	—			15,968	—	3,827	(c	)	19,795
							(3,827)	(c	)
							248	(d	)
Sales, marketing, general and administrative	103,911	—			103,911	40,783	451	(e	)	141,566
Customer postage	170,154	—			170,154	—	—			170,154
							(248)	(d	)
Depreciation and amortization	93,093	—			93,093	11,009	14,604	(g	)	118,458
Accretion	4,768	—			4,768	—	—			4,768
Impairment of long-lived assets	79,576				79,576	—	—			79,576

Total costs and expenses	695,302	—			695,302	87,745	17,416			800,463

Operating income	(39,937)	—			(39,937)	4,046	(15,122)			(51,013)
Interest expense, net	73,106	18,082	(a	)	91,188	2,946	(2,946)	(h	)	91,188
Contingent consideration	1,670	—			1,670	—	—			1,670
Other	(3,971)	—			(3,971)	—	—			(3,971)

Income (loss) before income tax provision	(110,742)	(18,082)			(128,824)	1,100	(12,176)			(139,900)
Income tax provision (benefit)	(48,226)	(6,690)	(b	)	(54,916)	451	(4,992)	(i	)	(59,457)

Net income (loss)	(62,516)	(11,392)			(73,908)	649	(7,184)			(80,443)
Net income (loss) attributable to non-controlling interest	—	—			—	16	—			16

Net income (loss) attributable to controlling interest	$(62,516)	$(11,392)			$(73,908)	$633	$(7,184)			$(80,459)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

($ in thousands)

	Actual(1)	Pro Forma Acquisition Financing(19)	Notes		Pro Forma Before Altegra Merger	Altegra Historical(2)	Pro Forma Altegra Merger Adjustments(20)	Notes		Pro Forma Consolidated
Revenues
							$(381)	(a	)
Solutions revenue	$522,216	$—			$522,216	$110,993	2,087	(b	)	$634,915
Postage revenue	178,280	—			178,280	—	—			178,280

Total revenue	700,496	—			700,496	110,993	1,706			813,195
Costs and expenses:
Cost of operations	242,474	—			242,474	40,229	2,087	(b	)	284,790
Development and engineering	20,949	—			20,949	—	4,577	(c	)	25,526

							(4,577)	(c	)
							248	(d	)
							1,152	(e	)
Sales, marketing, general and administrative	95,237	—			95,237	46,215	(2,200)	(f	)	136,075
Customer postage	178,280	—			178,280	—				178,280
							(248)	(d	)
Depreciation and amortization	97,629	—			97,629	13,728	11,885	(g	)	122,994
Accretion	8,797	—			8,797	—	—			8,797
Impairment of long-lived assets	961				961	—	—			961

Total costs and expenses	644,327	—			644,327	100,172	12,924			757,423

Operating income	56,169	—			56,169	10,821	(11,218)			55,772
Interest expense, net	76,143	18,064	(a	)	94,207	3,161	(3,161)	(h	)	94,207
Contingent consideration	(165)	—			(165)	—	—			(165)

Income (loss) before income tax provision	(19,809)	(18,064)			(37,873)	7,660	(8,057)			(38,270)
Income tax provision (benefit)	(21,987)	(6,684)	(b	)	(28,671)	3,032	(3,189)	(i	)	(28,828)

Net income (loss)	2,178	(11,380)			(9,202)	4,628	(4,868)			(9,442)
Net income (loss) attributable to noncontrolling interest	—	—			—	12	—			12

Net income (loss) attributable to controlling interest	$2,178	$(11,380)			$(9,202)	$4,616	$(4,868)			$(9,454)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2015

($ in thousands)

	Actual(1)	Pro Forma Acquisition Financing(19)	Notes		Pro Forma Before Altegra Merger	Altegra Historical(2)	Pro Forma Altegra Merger Adjustments(20)	Notes		Pro Forma Consolidated
Revenues
							$(591)	(a	)
Solutions revenue	$1,043,954	$—			$1,043,954	$211,753	3,766	(b	)	$1,258,882
Postage revenue	351,590	—			351,590	—	—			351,590

Total revenue	1,395,544	—			1,395,544	211,753	3,175			1,610,472
Costs and expenses:
Cost of operations	476,974	—			476,974	77,736	3,766	(b	)	558,476
Development and engineering	37,937	—			37,937	—	8,708	(c	)	46,645

							(8,708)	(c	)
							497	(d	)
							2,085	(e	)
Sales, marketing, general and administrative	189,705	—			189,705	85,092	(2,200)	(f	)	266,471
Customer postage	351,590	—			351,590	—	—			351,590
							(497)	(d	)
Depreciation and amortization	193,754	—			193,754	26,858	24,366	(g	)	244,481
Accretion	18,475	—			18,475	—	—			18,475
Impairment of long-lived assets	4,554				4,554	—	—			4,554

Total costs and expenses	1,272,989	—			1,272,989	189,686	28,017			1,490,692

Operating income	122,555	—			122,555	22,067	(24,842)			119,780
Interest expense, net	149,866	35,386	(a	)	185,252	6,962	(6,962)	(h	)	185,252
Contingent consideration	(528)	—			(528)	—	—			(528)
Other	3	—			3	—	—			3

Income (loss) before income tax provision	(26,786)	(35,386)			(62,172)	15,105	(17,880)			(64,947)
Income tax provision (benefit)	(15,626)	(13,093)	(b	)	(28,719)	5,991	(7,092)	(i	)	(29,820)

Net income (loss)	(11,160)	(22,293)			(33,453)	9,114	(10,788)			(35,127)
Net income (loss) attributable to noncontrolling interest	—	—			—	—	—			—

Net income (loss) attributable to controlling interest	$(11,160)	$(22,293)			$(33,453)	$9,114	$(10,788)			$(35,127)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

(19)	The amounts in this column represent pro forma adjustments made to reflect the Acquisition Financing as if they occurred on January 1, 2014.

a.	Represents interest expense (including amortization of loan costs and discount) related to the Company’s, 2015 Incremental Term Loan, $60.0 million of borrowings under the revolving credit facility, and senior notes as if such borrowings occurred on January 1, 2014 as follows:

	Fiscal Year Ended December 31, 2014	Six Months Ended June 30, 2014	Six Months Ended June 30, 2015	Twelve Months Ended June 30, 2015
Interest related to existing credit facilities, 2019 Notes, 2020 Notes, data sublicense and other financing arrangements, 2015 Incremental Term Loan, revolving credit facility and senior notes	$171,676	$86,004	$88,231	$173,903
Amortization of debt discount and deferred loan costs	10,558	5,184	5,976	11,349

Total Pro Forma interest expense	182,234	91,188	94,207	185,252
Less: Historical Emdeon interest expense	(146,829)	(73,106)	(76,143)	(149,866)

Pro Forma adjustment	$35,405	$18,082	$18,064	$35,386

A 0.125% increase or decrease in the weighted average annual interest rate on the 2015 Incremental Term Loans and the senior notes would increase or decrease the pro forma cash interest expense by approximately $800 annually, excluding the impact of original issue discount, if any.

b.	Reflects an adjustment to income taxes due to the above pro forma adjustments applied using statutory tax rates for the applicable period.

(20)	The amounts in this column represent pro forma adjustments made to reflect the Altegra Merger as if it occurred on January 1, 2014.

a.	Represents the impact on solutions revenue of adjusting deferred revenue to the fair value of the remaining performance obligations.

b.	Represents an adjustment to conform Altegra’s policy of classifying third-party reimbursable costs as a reduction of cost of operations to the Company’s policy of classifying such costs as solutions revenue.

c.	Represents an adjustment to conform Altegra’s policy of classifying development and engineering expense within sales, general and administrative expenses to the Company’s policy of classifying such expenses separately.

d.	Represents an adjustment to conform Altegra’s policy of classifying favorable lease asset amortization as amortization expense to the Company’s policy of classifying such costs with sales, general and administrative expenses.

e.	Represents an adjustment to reflect rent expense on a straight-line basis as follows:

	Fiscal Year Ended December 31, 2014	Six Months Ended June 30, 2014	Six Months Ended June 30, 2015	Twelve Months Ended June 30, 2015
Pro Forma Altegra rent expense	$4,935	$2,467	$2,467	$4,935
Historical Altegra rent expense	(3,551)	(2,016)	(1,315)	(2,850)

Pro Forma adjustment	$1,384	$451	$1,152	$2,085

f.	Represents an adjustment to remove transaction costs from the historical amounts that are non-recurring in nature and directly attributable to the transaction. A detail of such cost follows:

	Fiscal Year Ended December 31, 2014	Six Months Ended June 30, 2014	Six Months Ended June 30, 2015	Twelve Months Ended June 30, 2015
Emdeon acquisition costs incurred in the historical period	$—	$—	$1,662	$1,662
Altegra transaction-related costs incurred in the historical period	—	—	538	538

Pro Forma adjustment	$—	$—	$2,200	$2,200

g.	Represents the impact to depreciation and amortization as a result of recording Altegra’s property and equipment and identifiable intangible assets at fair value as of the date of acquisition as follows:

Description	Amount	Assigned Life	Monthly Amortization	Fiscal Year Ended December 31, 2014	Six Months Ended June 30, 2014	Six Months Ended June 30, 2015	Twelve Months Ended June 30, 2015
Customer List	$312,450	10	$2,604	$31,245	$15,623	$15,623	$31,245
Trade Name	7,302	20	30	365	183	183	365
Non-competition agreements	22,231	3	618	7,410	3,705	3,705	7,410

Total amortization				39,020	19,511	19,511	39,020

Technology	68,721	7	818	9,817	4,909	4,909	9,817
Equipment	5,670	3	158	1,890	945	945	1,890

Total depreciation				$11,707	$5,854	$5,854	$11,707

Total proforma expense				50,727	25,365	25,365	50,727
Adjustment to conform accounting policies				497	248	248	497
Historical Altegra depreciation and amortization expense				(24,139)	(11,009)	(13,728)	(26,858)

Pro Forma adjustment				$27,085	$14,604	$11,885	$24,366

h.	Represents an adjustment to remove historical Altegra interest expense.

i.	Reflects an adjustment to income taxes due to the above pro forma adjustments applied using statutory tax rates for the applicable period.

BUSINESS

Our Company

Emdeon is one of the largest, independent healthcare technology companies providing software and analytics, connectivity, communication, payment, consumer engagement and workflow optimization solutions. Our integrated capabilities enable our customers to obtain actionable insights, exchange mission-critical information, optimize revenue opportunities, control costs, increase cash flow and efficiently manage complex healthcare workflows. The foundation of our solutions is embedded in our Emdeon Intelligent Healthcare Network™, which facilitates the capture and standardization of healthcare data seamlessly in our customer’s workflow. Our intelligent healthcare platform underpins the United States healthcare system, benefiting all major healthcare stakeholders: commercial and governmental payers, employers, hospitals, physician practices, laboratories, pharmacies and consumers.

Over the past decade, the digitization of healthcare information has been robust, accelerated in part by regulatory and government incentives that have enabled providers to embed technology directly into their clinical and administrative workflow. At the same time, policy makers, payers, employers and individuals are increasingly focused on improving value in healthcare and constraining cost growth. This backdrop has driven the need to not only collect the data, but also a deepened understanding on how to achieve improved quality and value outcomes across the continuum of care.

Emdeon’s Intelligent Healthcare Network™, the single largest financial and administrative healthcare network in the United States, reaches approximately 750,000 physicians, 105,000 dentists, 60,000 pharmacies, 5,000 hospitals, 600 vendors, 450 laboratories and 1,200 government and commercial payers, allowing us to bring actionable data, analytics and insights to the healthcare ecosystem. Our network processed approximately 8.1 billion healthcare-related transactions, covering $1.2 trillion in claims, in 2014. We have developed our network of payers and providers over 30 years and connect to virtually all private and government payers, claim-submitting providers and pharmacies in a hybrid cloud-based, user-centric and secure infrastructure environment.

Our solutions are designed to interface with our customers’ existing technology infrastructures, utilize actionable data from our Intelligent Healthcare Network™ and automate key processes in the healthcare workflow. Further, we believe our customers recognize incremental value and enhanced benefits as they utilize more of our diverse suite of products and technology-enabled services. For the twelve months ended June 30, 2015, we generated pro forma revenue and pro forma Adjusted EBITDA of $1,610.5 million and $463.2 million, respectively.

Our Organizational Structure and Corporate History

The Company is a Delaware corporation that was initially formed as a Delaware limited liability company in September 2006 and converted into a Delaware corporation in September 2008. On November 2, 2011, pursuant to an Agreement and Plan of Merger among the Company, Parent and Merger Sub, Merger Sub merged with and into the Company with the Company surviving the merger (the “2011 Merger”). Subsequent to the 2011 Merger, the Company became an indirect wholly-owned subsidiary of Parent, which is controlled by affiliates of The Blackstone Group L.P. (“Blackstone”). Our predecessors have been in the healthcare information solutions business for over 30 years. We have grown both organically and through targeted acquisitions in order to offer the full range of solutions required to automate the patient encounter process. A brief description of businesses we have acquired since June 30, 2010 is as follows:

•	In October 2010, we acquired Chamberlin Edmonds & Associates, Inc., a technology-enabled provider of eligibility and enrollment solutions to healthcare providers.

•	In May 2011, we acquired EquiClaim, LLC, a provider of payment integrity solutions to healthcare payers.

•	In May 2012, we acquired TC3 Health, Inc., a technology-enabled provider of cost containment and payment integrity solutions to healthcare payers.

•	In June 2013, we acquired Goold Health Systems, a technology-enabled provider of pharmacy benefit and related services primarily to state Medicaid agencies.

•	In February 2014, we acquired Vieosoft, Inc., a development stage enterprise.

•	In July 2014, we acquired Capario, Inc., a technology-enabled provider of revenue cycle management solutions.

•	In November 2014, we acquired Change Healthcare Corporation, a technology-enabled provider of healthcare consumer engagement and transparency solutions.

•	In December 2014, we acquired Adminisource Communications, Inc., a technology-enabled provider of payment and communication solutions.

Our Solutions

Through our broad portfolio of solutions, we are able to serve the needs of multiple stakeholders in the healthcare system across payers, providers and pharmacies, including commercial insurance companies, third party administrators, governmental payers, employers, hospitals, physician practices, laboratories, pharmacies, pharmacy benefit management companies and government agencies.

•	Software and Analytics: Our powerful platform allows us to provide payment and reimbursement optimization and decision support solutions for our customers. Through our software and analytics segment, we provide revenue cycle technology, revenue optimization, payment integrity, electronic payment, data and analytics and consumer engagement solutions.

•	Network Solutions: We leverage our Intelligent Healthcare Network to optimize information exchange and workflows among healthcare system participants. Through our network solutions segment, we provide financial and administrative information exchange solutions for medical, dental and pharmacy claims management and other standardized healthcare transactions, including clinical information exchange capabilities.

•	Technology-Enabled Services: We provide payment and communication, workflow, advisory and other administrative solutions to optimize payment and reimbursement processes. Through our technology-enabled services segment, we provide payment distribution, member and provider communications, eligibility and enrollment, healthcare consulting, payment automation and pharmacy benefits administration solutions.

Software and Analytics

•	Revenue Cycle Technology: Our applications are delivered as software-as-a-service (“SaaS”) and provide complete end-to-end revenue cycle management (“RCM”) workflow for hospitals, physician offices, laboratories and other ancillary care providers. Our software applications allow providers to bill for services rendered, track claims, manage denials, discover and correct errors in real-time and manage payments received from payers and consumers. Emdeon’s RCM solutions integrate with all major institutional EHR systems and give customers the flexibility to optimize their processes.

•	Revenue Optimization: Our revenue optimization solutions help ensure that providers are reimbursed rapidly and accurately from the right payer, per the applicable contract terms. Identification and management of denials and underpayments is a significant challenge for many providers. Our revenue optimization solutions include our: (i) proprietary contract management software, which enables us to identify additional revenue previously overlooked by our clients; (ii) RevFinder solution, which queries commercial and government payers such as Medicare, Medicaid and Tri-Care to identify valid insurance coverage for those accounts that would otherwise go uncollected; and (iii) Third-Party Liability analytic solutions, which manages the process of identifying, validating and verifying coordination of benefit opportunities.

•	Payment Integrity: Emdeon’s payment integrity solutions help payers detect and prevent fraud, waste and abuse at every step of the reimbursement process. Our advanced analytics technology, investigation experience, fraud, waste and abuse detection and cost management solutions, along with a comprehensive portfolio of audit and recovery solutions, make Emdeon a leading integrated solution provider to address improper claim payments. Emdeon’s solutions integrate within a payer’s existing claims workflow and provide multi-layered protection that offers both prospective and retrospective claims review, as well as in- and out-of-network claims management.

•	Electronic Payment: Emdeon’s electronic payment solutions support both business-to-business (“B2B”) and consumer-to-business (“C2B”) payments. We believe we are well positioned to further drive the healthcare industry’s adoption of automated, cost-saving payment processes through our comprehensive network of payers and providers.

1.	Our B2B payment solutions offer payers and providers the ability to distribute and receive payments in the most efficient manner – via electronic funds transfer (“EFT”), direct payment, virtual card or checks. We also assist our customers in automating these processes by: (i) converting paper-based payer remittances and payments to electronic form, (ii) expanding our remittance and payment distribution network and (iii) improving workflow automation for provider payment posting.

2.	Our C2B patient payment solutions help providers efficiently bill consumers and offer consumer-friendly options to make payments via credit card or eCheck, online portal, phone/Interactive Voice Response system or mail.

•	Data and Analytics: Emdeon’s Intelligent Healthcare Network, workflow software and large ecosystem of channel partners combines the reach of a national network with the power of software analytics – to deliver targeted and actionable insights to payers, providers, pharmacies and consumers within their normal workflow. The ongoing transformation of the healthcare industry requires all stakeholders to be better informed and make better decisions. Payers need to engage with their plan members in a personalized manner and help them navigate complex clinical and financial decisions. Providers must understand the needs of their patients and be more resourceful in demonstrating value to them. With consumers paying more out of pocket, the experience consumers have with payers and providers will increasingly impact their decisions as to with whom they develop long-term relationships. Our data and analytics solutions are able to use one of the largest and timely sources of healthcare transactional data available, including 8.1 billion transactions, covering $1.2 trillion in claims in 2014. Payers leverage Emdeon’s data to identify and manage risk, stop fraud, waste and abuse and to provide members with better decision-making tools around their healthcare choices. Healthcare systems can benefit from Emdeon’s data and analytics solutions by identifying revenue lost to non-health system providers and inefficient referral patterns that can result in lost revenue for providers.

•	Consumer Engagement: Emdeon’s consumer engagement solutions serve large employers and health plans to provide cost and quality transparency to patients. These solutions enable consumers to better understand and utilize their healthcare benefits, make informed purchasing decisions based on quality, cost and convenience and realize savings opportunities. The transformation of the healthcare industry is making it more consumer oriented. However, most consumers still lack the tools they need to make informed decisions relating to their healthcare choices. Our consumer engagement solutions and resulting data and integrations support continued innovation in addressing the needs of members and patients under value-based healthcare.

Network Solutions

Over the past three decades, Emdeon has built the single largest financial and administrative healthcare network in the United States. Emdeon’s Intelligent Healthcare Network provides the following solutions:

•

Medical Network:    Our medical network reaches nearly all payers (approximately 1,200) and over 750,000 physicians. Additionally, 480 of our payer customers have entered into management services agreements with us to utilize Emdeon as their sole source or primary gateway for routing EDI transactions. Emdeon’s medical network is interoperable with other networks and supports real-time, near real-time and batch transactions. Our network provides comprehensive support for healthcare financial and administrative transactions including eligibility, claims, electronic remittance advice, claim status, pre-authorization and medical attachments. Our medical network also integrates with our payments network, which allows payers and providers to reconcile out-of-pocket cash, EFT and credit card payments to settle bills and claims.

•	Pharmacy Network: Our pharmacy network supports prescription routing, prescription refill requests, eligibility, medication history, formulary look-up and pharmacy claims to over 60,000 pharmacies. Our pharmacy network also sends patient- and drug-specific messages and alerts to pharmacies allowing them to better evaluate and address patient needs. In addition, Emdeon’s ability to connect to pharmacy benefit managers and payers allows us to meet the growing need for pharmacies to connect to medical payers as they implement new clinical services, such as flu shots and urgent care, that are covered as medical (not pharmacy) benefits.

•	Dental Network: Our dental network reaches over 105,000 dentists, over 500 payers and over 125 dental EHRs and other channel partners. We provide eligibility, claims, electronic remittance advice and payment solutions to dental practices primarily through software channel partners.

•	Laboratory Network: Our laboratory network connects to over 450 reference laboratories to deliver laboratory orders efficiently from physician EHRs to laboratories and return clinical results back to the EHR. This connectivity provides an efficient mechanism for EHRs and laboratories to connect with each other without the cost of expensive and redundant direct connections.

Technology-Enabled Services

•	Payment and Communication: Emdeon provides payment and communication solutions for payers, providers, channel partners and other stakeholders in the healthcare system. We offer our payer clients explanation of benefits (“EOBs”), explanation of payments, checks, claims and correspondence. We offer our provider and channel partner clients patient statements and related correspondence. Because of the breadth and scale of our connectivity to both payers and providers, customers can realize significant print and operational cost savings through the use of high-volume “co-operative” print and mail solutions to reduce postage and material costs.

•	Eligibility and Enrollment: Emdeon provides technology-enabled eligibility and enrollment services to providers primarily for self-pay patients in an inpatient hospital setting. Our solutions use a combination of technology and on-site consultants to educate patients about programs and payer sources, including Medicaid, disability and health insurance exchanges, that may help cover costs of their healthcare and help patients advocate for benefits, coverage solutions or financial assistance for which they may be eligible. By analyzing government assistance programs available to self-pay patients and facilitating patient use of applicable programs, Emdeon has been able to help hospitals significantly increase reimbursements and decrease written off payments.

•	Healthcare Consulting: Our healthcare consulting solutions help healthcare clients analyze, develop and implement business and technology strategies that are designed to align with healthcare trends and overall business goals. Our consultants combine extensive healthcare industry knowledge with practical experience that can help solve many industry challenges, such as disparate and out-of-date technology systems and antiquated processes. We assist clients with analysis, selection, procurement and implementation services in deploying healthcare information technology solutions quickly and cost-effectively.

•

Payment Automation:    Through a blend of technology and services, Emdeon offers comprehensive payment automation solutions that facilitate, expedite and automate payment processing and posting activities. On behalf of our provider customers, we accept paper payments from both third party payers and patients and convert them into automated workflows which are reconciled and posted. Our technology-based solutions allow providers to analyze remittance advice or payment data and reconcile it with the originally submitted claim to determine whether proper reimbursement has been received. These solutions also (i) allow providers to identify underpayments, efficiently appeal denials and resubmit claims in a timely manner, (ii) provide insight into patterns of denials and (iii) enable the establishment of procedures that can reduce the number of inaccurate claims submitted in the future. Our payment posting solution automates the labor intensive, paper-based payment reconciliation and manual posting process, which we believe saves providers time and improves accuracy.

•	Pharmacy Benefits Administration: Emdeon’s Pharmacy Benefits Administration (“PBA”) solutions provide healthcare management and other administrative services for pharmacy payers and state Medicaid programs. Our clients have the option of a fully-outsourced PBA solution, a state-administered SaaS solution or select PBA services. Our solutions provide claims processing and other administrative services in real-time, according to client benefit plan designs and present a cost-effective alternative to an in-house pharmacy claims adjudication system. These offerings also allow payers to directly manage more of their pharmacy benefits and include pharmacy claims adjudication, network and payer administration, client call center service and support, reporting and rebate management, as well as implementation, training and account management.

Customers

We generally provide solutions to our payer, provider and pharmacy customers on a per transaction, per document, per communication, per member per month, per provider per month, monthly flat-fee, contingent fee or hourly basis. Our contracts with our payer, provider and pharmacy customers are generally one to three years in term and automatically renew for successive annual terms unless terminated. We have entered into management services agreements with 480 of our payer customers under which we provide comprehensive services for certain eligibility and benefits verification and/or claims management services. These comprehensive management services agreements generally have terms of three years and renew automatically for successive annual terms unless terminated.

•	Payers: The payer market is comprised of more than 1,200 payers across four main payer types: Medicare/Medicaid, Blue Cross Blue Shield, fiscal intermediaries and private insurance companies. We are directly connected and provide services to virtually all payers offering electronic transaction connectivity services. For the year ended December 31, 2014, our top ten payer customers represented approximately 16% of our total revenue and no payer customer accounted for more than 4% of our total revenue.

•	Providers: The provider market is comprised of hospitals, physician practices, skilled nursing facilities, home health agencies, senior care facilities, laboratories and other healthcare providers. We currently have contractual or submitter relationships, directly or through channel partners, with approximately 750,000 physicians, 2,700 hospitals, 105,000 dentists and 450 laboratories. For the year ended December 31, 2014, our top ten provider customers represented approximately 10% of our total revenue and no provider customer accounted for more than 2% of our total revenue.

•	Pharmacies: The pharmacy market is comprised of more than 60,000 chains and independent pharmacies, as well as prescription benefits solutions marketed directly to payers. We are connected to virtually all pharmacies utilizing electronic transaction connectivity services. For the year ended December 31, 2014, no pharmacy services customer accounted for more than 2% of our total revenue.

Marketing and Sales

Marketing activities for our solutions include direct sales, targeted direct marketing, advertising, tradeshow exhibits and events, customer workshops, web-based marketing activities, e-newsletters and conference sponsorships. We have a dedicated sales force that supports each of the payer, provider and pharmacy markets. We also deliver certain of our solutions through over 600 channel partner relationships, which further extends the reach of our network. Our channel partners include physician and dental practice management system and electronic medical record vendors, hospital information system vendors, pharmacy system vendors and other vendors that provide software and services to providers and payers. We integrate our solutions into these channel partners’ software solutions for distribution to their provider customers.

Our Technology

Our technology platform is a hybrid cloud-based, user-centric, partner-friendly network and analytics platform that collects, synthesizes and analyzes our extensive set of real-time, near real-time and batch transactions for medical, pharmacy, dental, laboratory and other financial and administrative data to generate timely and relevant insights in an effort to enable our customers to achieve their financial and operational goals.

We believe that we benefit from decades of experience developing, implementing and optimizing interfaces which are embedded in the core workflows of healthcare stakeholders and are used by our customers to optimize their operations and services end-to-end. We have extensive expertise working with constantly evolving customer interfaces, which often include diverse legacy applications and technologies.

We believe the timeliness, depth and breadth of our data allows us to generate one of the broadest sets of analytics in the healthcare industry, supporting applications and services for consumer engagement, eligibility and enrollment, payment integrity, revenue cycle management, revenue optimization, risk adjustment, quality measurement and payments. We store vast data sets in scalable, secure and accessible transaction data stores in the cloud with industry-leading data warehousing capabilities. This data feeds our analytics engine for data product and analytics creation. The analytics data environments enable online analytics processing front-ended by our analytics data application programming interface cluster, with data persisted in a scalable, open standards-based infrastructure, incorporating performance with high availability.

Our technology architecture is based on open source standards and leverages agility and cost-effectiveness to provide scalability and reliability. Our technology platform is implemented with a comprehensive set of enterprise standards and governing principles resulting in a consistent architecture for client-side user interfaces, middleware, database and storage, which provide advanced orchestration, interoperability and process control. Our platform is deployed over hybrid public and private cloud infrastructures, including two secure, interconnected, environmentally controlled data centers, one in Nashville, Tennessee and one in Memphis, Tennessee, each with emergency power generation capabilities. Emdeon’s technology platform is architected and developed to help the healthcare industry improve the technology gap that exists today and be responsive to our customers’ and partners’ future needs relating to capabilities, performance and scalability.

Our Industry

Emdeon is a leader in the healthcare information technology sector, addressing healthcare constituents across the continuum of care. This sector is large and growing with nearly $49 billion spent across the provider and payer sectors on information technology software and related solutions in 2014. We believe that our products and services provide tools and solutions that enhance revenue, reduce costs and simplify healthcare for patients, providers and payers. The sector is expected to continue to grow rapidly over the next several years driven in part by the evolution in new healthcare focused technologies, but also due to underlying industry trends that are affecting the healthcare sector as a whole.

Recent Trends and Developments

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Ongoing Rise in Healthcare Costs:    Healthcare spending in the U.S. is a significant component of the economy, representing approximately $3.1 trillion in 2014, or 17.7% of GDP, and is expected to grow to $5.4 trillion, or approximately 19.6% of GDP, in 2024. As of June 2012, it was estimated that the cost of healthcare administration in the U.S. is approximately $360 billion per year, or 14% of total healthcare expenditures, and approximately one half of these costs were spent by payers and providers on billing and insurance-related activities. Over the past few years, healthcare spending has decelerated, but it is unclear to what degree that slowdown will continue in the future, and in any case policy makers, employers and individuals remain concerned about the implications of rising costs. We believe that the growing need to slow the increase in healthcare expenditures, expanded financial pressures on payers and providers and public policy initiatives to reduce healthcare administrative inefficiencies should accelerate demand for solutions that simplify and improve value in the business of healthcare.

•	Fraud, Waste and Abuse: The focus by commercial and government payers on better managing costs has driven increased attention to the significant amount of healthcare costs attributable to fraud, waste and abuse each year, which based on industry estimates are between $68 billion and $272 billion each year. Government agencies have implemented programs, such as the Medicare RAC (Recovery Audit Contractor) program, while other payers have looked to outsource portions of their claims review process in an effort to reduce these costs. This cost, however, is not limited to payers. The federal False Claims Act (“FCA”) and state false claims laws have shifted the burden to providers. The applications of these laws are broad and carry significant civil and criminal penalties. We believe our historical claims data, combined with our healthcare payment integrity services, position us to benefit from government proposals to promote cost effective healthcare and reduce fraud, waste and abuse as well as from our customers’ initiatives designed to promote the detection and prevention of improper or fraudulent healthcare payments.

•	Shift to Value-Based Healthcare: The traditional fee-for-service reimbursement model in healthcare has played a major role in elevating both the level and growth rate of healthcare spending. In response, both the public and private sectors are shifting away from the historical fee-for-service models toward value-based, capitated payment models that are designed to incentivize value and quality at the patient level. The Department of Health and Human Services (“HHS”) has set quality and value targets for certain Medicare alternative payment models, including Accountable Care Organizations (“ACOs”) and bundled payment arrangements, with 50% of payments tied to such value targets by the end of 2018. Private payers are also shifting their focus with certain payers to mirror or exceed HHS’ targets for 2018. These payment models require a high level of documentation and systems that quickly adapt to new rules and goals in order to comply with value-based healthcare targets. Many payers and providers lack the administrative processes to manage these changes, and are increasingly partnering with third parties, such as Emdeon, to streamline administrative and financial tasks.

•	Growth in HDHP and Out-of-Pockets Costs: Faced with significant increases in out-of-pocket costs, patients are increasingly focused on healthcare costs and seeking high value (high quality-low price) providers. The increased adoption of High-Deductible Health Plans (“HDHP”), which has grown 14.9% annually since 2010 to 17.4 million people in 2014, is also shifting many employer and payer costs to the patient. As a result, patients are progressively becoming more interested in the costs tied to their care. These new “cost-conscience” patients are demanding tools and solutions that provide price transparency and decision support, while also simplifying the payment process.

•	Increasing Complexity: We believe that the increasing complexity of healthcare promotes the outsourcing of administrative functions. For example, government payers continue to introduce more complex rules to align payments with the appropriate care provided, including the expansion of Medicare diagnosis-related group codes and the implementation of post-payment review programs, which have increased administrative burdens on providers by requiring more detailed classification of patients and care provided in order to receive and retain associated Medicare and Medicaid reimbursement. Because of such increased government requirements and the continued proliferation of private-payer benefit plan design changes, providers face increasingly complex and frequently changing reimbursement mechanisms involving multiple parties and greater administrative burdens. Many payers and providers are not equipped to handle this increased complexity and the associated administrative challenges and rely on inefficient and labor intensive processes. As a result, payers and providers continue to seek solutions that automate and simplify administrative and financial processes.

•	Significant Digitization of Healthcare Information: The proliferation of EHR and other healthcare digitization systems have created unprecedented amounts of healthcare data. These large amounts of data, however, are contained within various pools of unstandardized data. The data is generally difficult to convert to meaningful insights for payers, providers and patients on a real-time or near real-time basis. This backdrop has created demand for tools and solutions that standardize the transfer and collection of this data and mine and analyze the data for actionable solutions, and for services that empower providers and payers to change patient behavior. As the amount of data in healthcare continues to grow, Emdeon’s integrated platform and solutions can help connect the various market constituents and provide software and analytics for payers, providers and pharmacies to better understand the relative quality and cost of healthcare across the U.S.

Payer and Provider Landscape

Healthcare is generally provided through a fragmented industry of payers and providers that have, in many cases, historically underinvested in administrative and clinical information systems. Based on industry reports, within the universe of providers, we estimate that there are currently over 5,700 hospitals and over 589,000 office-based doctors, of which approximately 73% are in small physician practices consisting of five or fewer physicians and have fewer resources to devote to administrative and financial matters compared to larger practices. In addition, providers may maintain relationships with 50 or more individual payers, many of which have customized claim requirements and reimbursement procedures.

•	Increasing Administrative Burden: The administrative portion of healthcare costs for providers is expected to continue to expand due in part to the increasing complexity in the reimbursement process and the greater administrative burdens being placed on providers for reporting and documentation relating to the care they provide. These complexities and other factors are compounded by the fact that many providers lack the technological infrastructure and human resources to bill, collect and obtain full reimbursement for their services, and instead rely on inefficient, labor-intensive processes to perform these functions. These manual and paper-based processes are more prone to human error and administrative inefficiencies, often resulting in increased costs and uncompensated care. As a result, providers are expected to continue to seek solutions that automate and simplify the administrative and clinical processes of healthcare.

•	Increasing Complexity: Administrative burdens on providers also are being impacted by the introduction of increasingly complex rules by government payers to align payments with the appropriate care provided, including the expansion of Medicare diagnosis-related group codes in the shift to ICD-10 and pre- and post-payment review programs. These additional governmental requirements have increased administrative burdens on providers by requiring more detailed classification of patients and care provided in order to receive and retain associated Medicare and Medicaid reimbursement. Further, because we believe there is an increasing number of drug prescriptions authorized by providers and an industry-wide shortage of pharmacists, pharmacists must increasingly be able to efficiently process transactions in order to maximize their productivity and better control prescription drug costs.

•	Increasing Patient Financial Responsibility: Increases in patient financial responsibility for healthcare expenses have put additional pressure on providers to collect payments from the patient at the point of care since more than half of every one percent increase in patient self-pay becomes bad debt. Several market trends have contributed to this growing bad debt problem, including the shift towards HDHPs and consumer-oriented plans (which grew to 17.4 million in January 2014, up from 6.1 million in January 2008), higher deductibles and co-payments for privately insured individuals and the continued ranks of the uninsured. Although the number of uninsured is decreasing in part due to the ACA, 42 million remained uninsured in 2014, according to Congressional Budget Office estimates released in April 2014.

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Increasing Regulatory Environment:    The healthcare industry is highly regulated and subject to frequently changing complex regulatory and other requirements. For example, the ACA significantly affects the healthcare regulatory environment by changing how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced federal healthcare program spending, increased efforts to link federal healthcare program payments to quality and efficiency and insurance market reforms. States may choose not to implement the ACA Medicaid expansion and the number of states that will ultimately participate and under what terms is not clear. The full impact of ACA is difficult to predict due to uncertainty regarding how many states will ultimately implement the Medicaid expansion, as well as the law’s complexity, lack of implementing regulations for all of the law’s provisions, limited interpretive guidance, remaining or new court challenges, implementation issues and the possibility of further delays, amendment or repeal.

•	Need for Increased Administrative Efficiency: Payers also are continually exploring new ways to increase administrative efficiencies to drive greater profitability and mitigate the impact of decelerating premium increases, increased governmental requirements and mandated payment reductions in programs such as Medicare Advantage. Payment for healthcare services generally occurs through complex and frequently changing reimbursement mechanisms involving multiple parties. The proliferation of private-payer benefit plan designs and government mandates, such as HIPAA format and data content standards and value-based capitated payment models, continue to increase the complexity of the reimbursement process. For example, preferred provider organizations, health maintenance organizations, point of service plans and HDHPs now cover virtually all of employer-sponsored health insurance beneficiaries and are more complex than traditional indemnity plans. Despite significant consolidation among private payers in recent years, financial and administrative systems often have not been sufficiently integrated, resulting in persistently high costs associated with administering these plans.

The Revenue and Payment Cycle

The healthcare revenue and payment cycle consists of all the processes and efforts that providers undertake to ensure they are properly compensated by payers and patients for the medical services rendered to patients. For payers, the payment cycle includes all the processes necessary to facilitate provider compensation and use of medical services by patients. These processes begin with the collection of relevant eligibility, financial and demographic information about the patient and co-pay amounts before care is provided and end with the collection of payment from payers and patients. Providers are required to send invoices, or claims, to a large number of different payers, including government agencies, managed care companies and the patients in order to be reimbursed for the care they provide.

Major steps in this process include:

•	Pre-Care/Medical Treatment: The provider verifies insurance benefits available to the patient, ensures treatment will adhere to medical necessity guidelines and confirms patient personal financial and demographic information. For certain uninsured or underinsured populations, providers also may assist patients with enrollment in government, charity and community benefit programs for which they may be eligible. Furthermore, in order to receive reimbursement for the care they provide, providers are often required by payers to obtain pre-authorizations before patient procedures or in advance of referring patients to specialists for care. Co-pay and other self-pay amounts are also collected. The provider then treats the patient and documents procedures conducted and resources used.

•	Claims Management/Adjudication: The provider prepares and submits paper or electronic claims to a payer for services rendered directly or through a clearinghouse. Before submission, claims are validated for payer- specific rules and corrected as necessary. The payer verifies accuracy, completeness and appropriateness of the claim and calculates payment based on the patient’s health plan design, out of pocket payments relative to established deductibles and the existing contract between the payer and provider.

•	Payment Distribution: The payer sends a payment and a payment explanation (i.e., remittance advice) to the provider and sends an EOB to the patient.

•	Payment Posting/Denial Management: The provider posts payments internally, reconciles payments with accounts receivable and submits any claims to secondary insurers if secondary coverage exists. The provider is responsible for evaluating denial/underpayment of a claim and re-submitting it to the payer if appropriate.

•	Patient Billing and Payment: The provider sends a bill to the patient for any remaining balance and posts payments received.

The rapid growth in healthcare spending combined with the impact of regulations has increased the complexity of healthcare payments. Unlike payments in many other industries, a majority of healthcare payments still involve paper. There are several reasons why adoption of electronic payments in healthcare has trailed other industries. Healthcare payments from payers are reimbursements against a claim, not payment of an invoice. The amount of the reimbursement payment is determined by the adjudication of the claim against a contract or government guidelines, which usually results in a smaller payment than the claim amount. This payment process often takes an extended period of time, which typically results in high levels of bad debt in patient collections. In addition, many payers and providers have not developed the capabilities to engage effectively with and collect payments from an increasingly important payer in healthcare –– the consumer. Until recently, most health insurance coverage was negotiated between payers and employers, and most provider payments were from payers with only a modest component coming from consumers. With the rapid growth in consumer-driven health plans, providers now have to develop new capabilities to bill and collect from consumers for out-of-pocket payments.

Regulatory Landscape

Substantially all of our business is directly or indirectly related to the healthcare industry and is affected by changes in the healthcare industry, including regulatory changes and fluctuations in healthcare spending. The healthcare industry is highly regulated at the federal and state levels and subject to changing political, legislative, regulatory and other influences. Although many regulatory and governmental requirements do not directly apply to our operations, these requirements affect the business of our payer, provider and pharmacy customers and the demand for our solutions. We also may be impacted by non-healthcare laws, requirements and industry standards that can affect our solutions. For example, laws, regulations and industry standards regulating the banking and financial services industry may impact our operations as a result of the electronic payment and remittance services we offer directly or through third party vendors.

Competition

We compete on the basis of the size and reach of our network, our ability to offer a single-vendor solution, the breadth and functionality of the solutions we offer and our pricing models. While we do not believe any single competitor offers a similarly expansive suite of solutions, our solutions compete with:

•	Healthcare transaction processing companies, including those providing EDI and/or internet based services and those providing services through other means, such as paper and fax;

•	Healthcare information system vendors that support providers and payers and their revenue and payment cycle management and clinical information exchange processes, including physician and dental practice management, hospital information and electronic medical record system vendors;

•	Large information technology and healthcare consulting service providers;

•	Health insurance companies, pharmacy benefit management companies, hospital management companies and pharmacies that provide or are developing electronic transaction and payment distribution services for use by providers and/or by their members and customers;

•	Healthcare payments and communication solutions providers, including financial institutions and payment processors that have invested in healthcare data management assets and print and mail vendors;

•	Government program eligibility and enrollment services companies;

•	Payment integrity companies;

•	Consumer engagement and transparency companies; and

•	Providers of healthcare risk adjustment, quality and other data and analytics solutions.

We also compete in some cases with certain of our customers that provide internally some of the same solutions we offer, as well as alliances formed by our competitors. In addition, certain major software, hardware, information systems and business process outsourcing companies, both with and without healthcare companies as their partners, offer or have announced their intention to offer competitive products or services. Major competitors for our solutions include McKesson (RelayHealth) and UnitedHealth Group (Optum), as well as other smaller competitors that typically compete in one or more product and/or service categories.

Our Strengths

As the healthcare industry evolves toward a more value-based, consumer-driven industry with a focus on cost-efficiency and better value, all stakeholders need to adapt to this new emerging environment. Payers need to shift their business models from mostly employer-focused B2B products, to consumer-focused, value-driven products. Providers, in turn, have to demonstrate concrete value in order to generate loyalty in the face of growing out-of-pocket consumer payments and value-based payer reimbursement. While the prevalence of health insurance is growing, even insured consumers are faced with significant out-of-pocket expenses. Emdeon’s combination of capabilities is well positioned to help all stakeholders manage through this industry transformation. Our core strengths include:

Market Leadership Position

We have an expansive and scalable network, which reaches an estimated 1,200 payers (nearly all of United States total), 750,000 physicians (approximately 92% of United States total), 5,000 hospitals (approximately 88% of United States total), 105,000 dentists (approximately 92% of United States electronic claim submitting dentists) and 60,000 pharmacies (which we believe encompasses nearly all of the United States total). Our solutions are also leveraged extensively by our channel partners to further magnify the reach of our network and the value delivered to customers. In 2014, we processed a total of approximately 8.1 billion healthcare-related transactions.

Our comprehensive network connects payers and providers, enabling a consistent workflow and information exchange process for all healthcare constituents at multiple points in the workflow regardless of the specific payer or provider involved. We believe that expanding connectivity between payers and providers will increase the value of our services as well as create opportunities to cross-sell additional Emdeon solutions into our existing customer base.

While expanding the breadth and reach of Emdeon’s network drives a greater volume of transactions, we believe that the strategic value is further magnified when it is leveraged to deliver new analytical insights to healthcare constituents. These insights often depend on statistical power that comes from the volume of data and number of nodes connected to the network, and cannot be effectively delivered by niche competitors.

Secure Competitive Position

We believe we benefit from a powerful network effect: the broader our platform, the more valuable our solutions are to our customers.

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Breadth of Solutions:    While our capabilities are present throughout the healthcare workflow, our competitors typically address only one or two segments of the revenue and payment cycle. 480 of our payer customers have entered into management services agreements with us to utilize Emdeon as their sole source or primary gateway for routing EDI transactions, representing over one-third of United States payers. Moreover, we expect our existing network to become more valuable as healthcare transactions become increasingly complex.

•	Critical Mass: We offer solutions across the entire healthcare revenue and payment cycle. We are connected to an extensive payer and provider network that has taken over 30 years to build, and our low variable costs provide significant economies of scale. Our success is difficult for new entrants to replicate, as they have to surpass a size threshold to become commercially viable.

•	Mission Critical Solutions: We believe that our position across the entire healthcare revenue and payment cycle is integral to our customers’ success. Our use of an integrated system and technology creates significant financial and operational value to our customers, while simplifying the implementation of add-on solutions. We believe our customers benefit from this integrated platform as our additional solutions provide significant value to our customers, both financially and operationally. A customer’s migration to a competing platform is significantly time-consuming and disruptive to them. Customers face increased costs if a transition is unsuccessful, impacting business workflow, delaying payments, increasing near-term administrative costs and overall reducing profitability. Our solutions are embedded into our customers’ workflow and continue to provide value through the life of our relationship with them.

Attractive Industry Trends

We believe that our business will benefit from current healthcare industry trends, including the following:

•	Large Healthcare Technology Market: We are a leader in the $49 billion healthcare technology market, which is expected to grow rapidly over the next several years. Emdeon is well-positioned for this growth as we believe our products and services provide tools and solutions that optimize revenue, reduce costs and simplify healthcare for payers, providers and patients.

•	Ongoing Rise in Healthcare Costs: Healthcare spending in the U.S. represented approximately $3.1 trillion in 2014, or 17.7% of GDP, and is expected to grow to $5.4 trillion, or approximately 19.6% of GDP, in 2024. The growing need to slow the increase in expenditures, expanded financial pressures on payers and providers and public policy initiatives to reduce healthcare administrative inefficiencies should accelerate demand for our solutions.

•	Fraud, Waste, and Abuse: With healthcare costs attributable to fraud, waste and abuse estimated to be $68 billion to $272 billion annually, we believe our historical claims data, combined with our healthcare payment integrity services, position us to benefit from government proposals to promote cost effective healthcare and reduce fraud, waste and abuse as well as from our customers’ initiatives designed to promote the detection and prevention of improper or fraudulent payments.

•	Shift to Value-Based Healthcare: In response to the high level and growth rate of healthcare spending, both the public and private sectors are shifting away from the historical fee-for-service models toward value-based, capitated payment models that are designed to incentivize value and quality. In order to manage the reimbursement changes associated with this shift, payers and providers are increasingly partnering with third parties, such as Emdeon, to streamline administrative and financial tasks.

•	Growth in HDHP and Out-of-Pockets Costs: The increased adoption of HDHP is shifting many employer and payer costs to the patients. Faced with significant increases in out-of-pocket costs, patients are increasingly focused on healthcare costs. These new “cost-conscience” patients are demanding Emdeon’s tools and solutions that provide price transparency and decision support, while also simplifying the payment process.

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Increasing Complexity:    With increased government requirements and the continued proliferation of private-payer benefit plan design changes, providers face increasingly complex and frequently changing reimbursement mechanisms involving multiple parties and greater administrative burdens. Payers and providers will continue to demand solutions and services such as ours to handle this increased complexity to automate and simplify administrative and financial processes.

•	Significant Digitization of Healthcare Information: As the amount of data in healthcare continues to grow, Emdeon’s integrated platform and solutions can help connect the various market constituents and provide software and analytics for payers, providers and pharmacies to better understand the relative quality and cost of healthcare across the U.S.

Highly Diversified and Recurring Revenue Base

We have a highly diversified and recurring revenue base that promotes stable growth of our business. In 2014, software and analytics, network solutions and technology-enabled services comprised 24%, 34% and 42% of solutions revenue, respectively. Our solutions generate revenue on a per transaction, per document, per communication, per member per month, per provider per month, monthly flat-fee, contingent fee or hourly basis. While these pricing models expose us to a degree of transaction volume variability, they generally lend themselves well to revenue stability. We estimate that 90 – 95% of our revenue is recurring and highly visible. In addition, our customer base is highly diversified and generally has a long history with us, with several of our customer relationships exceeding 20 years. The average tenure for our top ten provider and payer customers is 16 and 17 years, respectively. The average tenure for our top four pharmacy customers is 15 years. We also have low customer concentration with the top 10 providers and top 10 payers each making up 10% and 16% of our 2014 total revenue, respectively. No customer represented more than 4% of our total revenue in 2014.

Strong and Stable Cash Flow Generation and Proven Ability to De-lever

With a loyal customer base and our recurring revenue, we have a stable cash flow profile. We have a track record of significant de-levering since 2011.

Note: LBO 2011 leverage is calculated as the ratio of gross debt, pro forma for the 2011 Merger (as defined herein), under the Company’s existing senior secured credit facilities, the 2019 senior notes and the 2020 senior notes, net of cash on hand, to Pro Forma Adjusted EBITDA for LTM 6/30/2011. 2012 through Pro Forma LTM 6/30/15 leverage is calculated as the ratio of gross debt under the Company’s existing senior secured credit facilities, the 2019 senior notes and the 2020 senior notes, net of cash on hand, to Adjusted EBITDA or Pro Forma Adjusted EBITDA, as applicable, for the respective periods. Pro Forma LTM 6/30/15 leverage is calculated as the ratio of gross debt under the Company’s existing senior secured credit facilities the senior notes, the 2015 Incremental Term Loans, net of cash on hand, to Pro Forma Adjusted EBITDA for the respective period.

Experienced Management Team and Sponsors

We have an experienced management team which has operated Emdeon through multiple transitions over the years. The management team has extensive experience in the healthcare and technology industries. In addition, Blackstone has significant investment experience in healthcare, having completed 16 transactions with an aggregate value of approximately $32 billion.

Business Strategy

Emdeon seeks to be the leading provider of technology and technology-enabled solutions for the healthcare sector, focusing on providing industry leading software and analytics that create value for our customers, while leveraging our Intelligent Healthcare Network. We intend to focus on following tenets:

Expand the Reach and Depth of our Intelligent Healthcare Network.    Emdeon has one of the most robust healthcare networks, reaching nearly all payers (approximately 1,200), 750,000 physicians, 105,000 dentists, 60,000 pharmacies, 5,000 hospitals, 600 vendors and 450 laboratories. We will continue to focus on the digitization of healthcare transactions to enable financial and operational cost savings for customers. We believe the continued evolution of healthcare reimbursement and demographic and societal trends have helped us expand our network across the continuum of care and provide additional capabilities to our customers. Our network is expected to evolve to handle additional types of financial, administrative and clinical data, while enabling innovative solutions to support emerging integrated care delivery and reimbursement models. We believe our network will continue to gain additional network nodes for specialized providers, post-acute care providers and home health agencies, as well as healthcare consumers. These participants are increasingly demanding sophisticated solutions that simplify the coordination of care, while engaging the patient to take a more active role in the administration of their care.

Accelerate the Adoption of Electronic Payments:    The common foundation provided by our Intelligent Healthcare Network allows us to provide solutions that tie the revenue and payment cycle together, to deliver an integrated offering for providers that eliminates paper, reduces lock-box and postage costs and accelerates payments from payers and consumers. We plan to assist our customers in automating these processes by: (i) converting paper-based remittances and payments to electronic form, (ii) expanding our remittance and payment distribution network, (iii) improving workflow automation for provider payment posting and (iv) automating the provider’s patient billing and payment process. As we continue to drive these transitions, we believe we benefit from the credibility and reputation we have earned for leading the healthcare industry’s migration from paper to electronic claims submissions, which represent 92% of all claims submitted in 2013 but represented only 2% of claims in 1990. We are applying the knowledge and best practices from our prior experience to help transform healthcare payments in a similar way.

Embed Sophisticated Analytics into Customer’s Workflow:    Over the past few years, Emdeon has focused on developing sophisticated software and analytics to increase the “intelligence” of our network. We continuously add additional financial, administrative and clinical data that, when combined, create more sophisticated actionable insights. As Emdeon embeds predictive intelligence into our customer’s workflows, we believe we can deliver considerable additional value to our customers.

Enable Payers and Providers to Engage the Consumer:    As payers implement value-based reimbursement models and consumers demand more transparency and value, payer and provider organizations are developing new capabilities to engage effectively with their key stakeholders – clinicians and consumers. The transformation of healthcare to a value-based, consumer-driven industry has opened up new opportunities for Emdeon to equip payers and providers with the tools necessary for better engagement with their customers. Our acquisition of Change Healthcare in late 2014 brought us several new solution capabilities, including price transparency, pricing analytics, member engagement and targeted messaging, which are valuable capabilities for payers and providers that help them succeed in the rapidly evolving retail healthcare landscape.

Leverage our Cross Sell Opportunity:    Due to our ability to leverage data, connectivity, collaboration and analytics, our customers receive enhanced value when using multiple components of our platform. We believe we have significant opportunity to sell additional solutions to our existing customers, leveraging the foundation provided by our Intelligent Healthcare Network. Our broad ecosystem of payers, providers, pharmacies, laboratories and other care settings, combined with our comprehensive suite of solutions and deep customer relationships, present significant cross-selling opportunities. While we have made progress in increasing penetration within our existing customer base, our customers’ desire to simplify their procurement and identify greater value across different functions expands our opportunity for additional cross selling.

Continue to Invest in Innovation:    Over the past three years Emdeon has added over 25 new solutions to its platform, driven in part by acquisitions, but also through the development of an innovative engineering organization incorporating talent from leaders in the information technology industry. A number of our solutions include a combination of cloud-based technologies, sophisticated analytics and network collaboration implemented at a national scale. In addition, we have expanded our relationships with companies providing highly specialized capabilities, which we incorporate into our Intelligent Healthcare Network. We believe this approach accelerates the innovation we bring our customers and provides an attractive avenue for specialized solution providers to leverage the breadth and depth of our network and customer relationships.

Focus on Profitability and Efficient Capital Utilization:    We have considerable operating leverage in our business, driven in part by our integrated technology platform. Additionally, we leverage state-of-the-art solutions that are internally or externally developed. We primarily utilize open source technologies and cloud-based services as well as industry-standard commercial off the shelf technologies. These solutions enable us to quickly create and deploy new solutions for our customers. As we add more solutions, expand the reach of our network, process more healthcare data transactions and develop new analytical solutions, we expect to achieve improved profitability.

Pursue Selective Acquisitions:    In addition to our internal development efforts, we actively evaluate opportunities to improve and expand our solutions and profitability through strategic acquisitions. Our customer footprint affords us the advantage of being able to deploy acquired solutions into our installed base, which, in turn, can help accelerate growth of our acquired businesses. We believe our management team’s proven ability to successfully identify acquisition opportunities that are synergistic to our business and to integrate them into our existing operations has benefited, and will continue to benefit, our customers and play an important role in the growth of our business.

Our Intellectual Property

We rely upon a combination of trade secret, copyright and trademark laws, patents, license agreements, confidentiality procedures, nondisclosure agreements and technical measures to protect the intellectual property used in our business. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers. We also seek to control access to and distribution of our technology, documentation and other proprietary information.

We use numerous trademarks, trade names and service marks for our solutions. We also rely on a variety of intellectual property rights that we license from third parties. Although we believe that alternative technologies are generally available to replace such licensed intellectual property, these third party technologies may not continue to be available to us on commercially reasonable terms.

We also have several patents and patent applications covering solutions we provide, including software applications. Due to the nature of our applications, we believe that patent protection is less significant than our ability to further develop, enhance and modify our current solutions.

The steps we have taken to protect our trade secrets, copyrights, trademarks, service marks, patents and other intellectual property may not be adequate, and third parties could infringe, misappropriate or misuse our intellectual property. If this were to occur, it could harm our reputation and adversely affect our competitive position or results of operations.

Our Employees

As of June 30, 2015, we had approximately 4,000 employees. None of our employees are represented by a labor union. We consider our relationship with our employees to be good.

Properties

We do not own any real property. We lease approximately 178,000 square feet of office space in Nashville, Tennessee, that serves as our corporate headquarters, and such lease is due to expire in October 2018.

In addition to our corporate headquarters, we lease 55,000 total square feet in Nashville, Tennessee that houses a data center and adjoining office space. The initial term on our lease for this space expires in August 2025, and we have the option to extend the lease by two five-year renewal terms. Another primary data center, containing approximately 20,000 square feet of data center space, is located in Memphis, Tennessee, and is subject to a lease agreement due to expire in January 2017.

We also lease approximately 93,000 square feet of office space at a facility in Toledo, Ohio, which is subject to a lease agreement due to expire in February 2022, and approximately 116,000 square feet at a facility in Bridgeton, Missouri, a suburb of St. Louis, which is subject to a lease agreement due to expire in November 2023, for our payment and communication solutions operations.

We also lease a number of other data centers, operations, business and sales offices in several states. We believe that our facilities are generally adequate for current and anticipated future use, although we may from time to time lease or vacate additional facilities as our operations require.

Legal Proceedings

In the normal course of business, the Company is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, in excess of amounts provided or covered by insurance, are not expected to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Altegra’s Business

Upon completion of the Altegra Merger, Altegra’s business will be combined with our own. The following is a discussion of Altegra’s business and covers periods prior to the consummation of the Transactions.

Altegra provides technology-enabled solutions that assist payers and risk-bearing providers with analytics and reporting capabilities to meet the complex reimbursement and compliance challenges associated with providing coverage to members in government-sponsored health plans, including Medicare Advantage, Managed Medicaid and Commercial Exchange populations. Altegra offers solutions for risk adjustment and analytics, member outreach and engagement and quality measurement and reporting. Altegra also provides coding services to providers, including hospitals and physician groups, and offers advisory services to its payer and provider client base.

Altegra is a value-added technology partner for government-sponsored health plans, addressing some of the most complex challenges faced by payers and risk-bearing providers today, including the analysis and reporting of activity across capitated healthcare populations to meet ever-increasing regulatory requirements. The solutions offered by Altegra represent a comprehensive set of tools designed to assist in the evolution towards value-based healthcare. These capabilities align with the way that payers and risk-bearing providers participating in government-sponsored capitated health plans are reimbursed, based on: (i) the number of individuals served, (ii) the risk (or acuity) of the served population and (iii) the quality of service provided. Altegra’s solutions support these functions across more than 37 million members nationwide.

Altegra’s Market Opportunity

Altegra’s market opportunity is robust spanning the Medicare Advantage, Managed Medicaid, commercial payer and exchange and risk-bearing provider markets.

•	Medicare Advantage is expected to expand from 17 million members in 2014 to 25 million members by 2020, driven in part by continued membership growth.

•	Through the expansion of Medicaid, Managed Medicaid enrollment is expected to expand from 42 million members in 2014 to 49 million members in 2019.

•	The commercial payer and exchange market is expected to increase from 46 million members in 2014 to 63 million members by 2017.

•	The emergence of ACOs is driving a significant opportunity with risk-bearing providers which as of 2014 was a 30 million member population and is expected to grow to 130 million by 2017.

Altegra’s Solutions

Altegra’s solutions for payers and risk-bearing providers consist of: (i) risk adjustment and analytics, (ii) member outreach and engagement solutions and (iii) quality reporting and analytics. Altegra further provides coding and audit services for providers and healthcare consulting services to payers and providers.

Altegra provides solutions to payer and provider customers and is compensated based on a monthly fee per covered member, a transaction fee or a project or hourly fee. Contracts with customers are generally one to three years in term and automatically renew for successive annual terms unless terminated. Altegra has entered into service agreements with more than 200 customers. Payer customers consist of leading Medicare Advantage health plans, Managed Medicaid Plans, Independent Blue Cross plans, Commercial Exchange participants and risk-bearing providers (e.g.: Accountable Care Organizations). Provider customers consist of hospitals, health systems, academic medical centers and medical groups.

Risk Adjustment and Analytics

Altegra’s risk solutions consist of SaaS based applications that analyze patient data and quantify the inherent health risk across a population of covered members based on prior health history and other factors. Altegra provides an end-to-end solution that includes: (i) data analysis to identify gaps in acuity documentation, (ii) chart retrieval and coding for documentation of member acuity and (iii) workflow tools for assembling and analyzing data to prepare reports for regulatory bodies.

Member Outreach and Engagement

Altegra helps address gaps in care for payers and risk-bearing providers by engaging with plan members to facilitate the scheduling of new and follow-up appointments with providers, providing automated communication programs and coordinating in-home clinical care visits. In addition, Altegra assists health plan members, primarily in Medicare Advantage, with the eligibility and enrollment process for community-based assistance programs and Medicaid dual-eligibility. These solutions leverage Altegra’s proprietary analytics and algorithms to help payers identify members who may qualify for these programs from a larger population set, providing increased reimbursement for the health plan from regulatory agencies.

Quality Reporting and Analytics

Altegra’s quality solutions are SaaS-based applications that report quality metrics for services provided to a health plan’s covered members. These quality measures are ultimately translated into Star Ratings (Centers for Medicare & Medicaid Services) or Healthcare Effectiveness Data and Information Sets (HEDIS). Star Ratings

form the basis for payers to receive either bonuses or penalties based upon the quality of their respective health plan. HEDIS scores form an objective, third party rating system upon which prospective purchasers can compare different health plans. Altegra’s solutions obtain information on healthcare claims through clinical chart abstraction and coding, data analytics to identify gaps in quality and providing workflow tools for reporting quality metrics to regulatory bodies.

Provider Coding and Audit

Altegra provides coding and consulting solutions to optimize and improve revenue cycle processes for hospitals, health systems, academic medical centers and medical groups. Altegra also offers outsourced support for appropriate coding practices and assistance with third-party reimbursement audits.

Advisory Services

Altegra’s advisory services consist of revenue cycle management and compliance and audit services. Revenue cycle management advisory focuses on improving clinical documentation and optimizing billing management. Compliance and audit includes enterprise risk and internal controls analysis as well as litigation and valuation support for health plans.

Certain Altegra Health Historical Financial Data

Altegra Health, Inc.

Historical Financial and Operations Data

The below table includes information on Altegra’s historical financials for 2012, 2013 and 2014. This information excludes the pro forma adjustments to reflect acquisitions as if consummated at the beginning of the period (these pro forma adjustments are included in the Altegra Adjusted EBITDA reconciliation table below).

Altegra	Year Ended December 31,					Three Months Ended March 31,		Three Months Ended June 30,			LTM June 30,
($ in millions)	2012	2013		2014		2014	2015	2014	2015		Q2 2015
Total Revenue	$116.2	$138.5		$192.6		$44.1	$54.8	$47.7	$56.2		$211.8
% Growth	—	19.1%		39.1%		—	24.3%	—	17.8%		—
Gross Profit	$74.8	$89.2		$119.1		$26.7	$34.0	$29.2	$36.8		$134.0
% Growth	—	19.3%		33.5%		—	27.4%	—	26.1%		—
% Margin	64.3%	64.4%		61.8%		60.5%	62.0%	61.1%	65.4%		63.3%
Adjusted EBITDA	$29.9	$35.4		$51.7		$9.9	$12.3	$12.1	$16.2		$58.1
% Growth	—	18.2%		46.0%		—	24.2%	—	33.4%		—
% Margin	25.8%	25.6%		26.8%		22.4%	22.4%	25.4%	28.8%		27.4%
Change in Margin (bps)	—	(21)	bps	127	bps	—	(3) bps	—	338	bps	—
Net Income / (Loss)	$(1.3)	$2.0		$5.1		$(0.6)	$1.6	$1.2	$3.0		$9.1

Altegra Health, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited and amounts in millions)

	Year Ended December 31,			Three Months Ended March 31,		Three Months Ended June 30,		LTM June 30,
	2012	2013	2014	2014	2015	2014	2015	2015
Net income (loss)	$(1.3)	$2.0	$5.1	$(0.6)	$1.6	$1.3	$3.0	$9.1
Interest expense, net	7.5	4.6	6.7	1.4	1.6	1.5	1.6	7.0
Income tax provision (benefit)	0.9	1.4	3.4	(0.4)	1.1	0.9	1.9	5.9
Depreciation and amortization	14.4	16.7	24.1	5.4	6.9	5.6	6.9	26.9

EBITDA	$21.5	$24.6	$39.4	$5.8	$11.2	$9.2	$13.3	$48.9
EBITDA Adjustments:
Equity compensation	2.9	3.2	4.6	1.1	1.2	1.2	1.5	5.0
Acquisition accounting adjustments	—	(0.9)	0.9	0.2	—	0.2	—	0.4
Acquisition-related costs	1.6	1.3	3.0	1.2	0.1	0.9	0.8	1.8
Sponsor Advisory fees	0.5	0.5	0.5	0.1	0.1	0.1	0.1	0.5
Severance costs	—	0.8	0.9	0.0	0.0	0.3	0.2	0.9
Loss (gain) related to financing transactions	3.1	0.6	0.6	0.6	0.0	0.0	—	0.0
Other non-routine, net	0.3	5.3	1.8	0.8	(0.3)	0.2	0.2	0.5

Total	8.4	10.8	12.2	4.0	1.1	2.9	2.8	9.2

Adjusted EBITDA	$29.9	$35.4	$51.7	$9.9	$12.3	$12.1	$16.2	$58.1

PF impact of acquisitions and related cost savings initiatives(1)								0.9

Pro Forma Adjusted EBITDA								$59.0

(1)	Represents pro forma adjustments to reflect acquisition of Outcome Health Information Solutions as if consummated as of beginning of the period presented and pro forma adjustments for the impact of cost savings initiatives. Pro forma adjustments may include adjustments that are not permitted in pro forma financial statements presented in accordance with generally accepted accounting principles or Regulation S-X.

Altegra’s management believes that, in order to properly understand Altegra’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-operating items, when used as a supplement to financial performance measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition to the description provided below, reconciliations of Altegra’s GAAP to non-GAAP results are provided in the financial statement tables included above.

In this presentation, Altegra defines Adjusted EBITDA as EBITDA (which is defined as net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization), plus certain other non-cash or non-operating items, and defines Pro Forma Adjusted EBITDA as Adjusted EBITDA plus the pro forma effects of acquisitions and cost savings initiatives.

To properly evaluate Altegra’s business, Altegra encourages investors to not rely on any single financial measure to evaluate Altegra’s business and to review the reconciliation of net income (loss) to the non-GAAP measures of Adjusted EBITDA and Pro Forma Adjusted EBITDA. Adjusted EBITDA and Pro Forma Adjusted EBITDA, as Altegra defines them, may differ from and may not be comparable to similarly titled measures used by other companies, because Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measures of financial performance under GAAP and are susceptible to varying calculations.

Altegra’s management uses Adjusted EBITDA and Pro Forma Adjusted EBITDA to facilitate a comparison of Altegra’s operating performance on a consistent basis from period to period that, when viewed in combination with Altegra’s GAAP results, Altegra’s management believes to provide a more complete understanding of factors and trends affecting Altegra’s business than GAAP measures alone. Altegra’s management believes these non-GAAP measures assist Altegra’s board of directors, management, lenders and investors in comparing Altegra’s operating performance on a consistent basis because it removes, where applicable, the impact of Altegra’s capital structure, asset base, acquisition accounting, non-cash charges and non-operating items from Altegra’s operating performance. Additionally, Altegra’s management uses Adjusted EBITDA to evaluate the operational performance of Altegra as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs.

Incremental Term Loans

On or prior to the closing date, we will amend the Senior Credit Agreement to, among other things, obtain additional senior secured incremental term loans under the Term Loan Facility in an aggregate amount of $395.0 million (the “2015 Incremental Term Loans”). The 2015 Incremental Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount. The 2015 Incremental Term Loans will be governed by, and subject to the same terms and conditions, as the Senior Credit Facilities (as described below) and will have the same rights and obligations as the existing term loans and constituting an increase of $395.0 million to the existing Term B-2 Loan tranche under the Senior Credit Agreement through an amendment to the Senior Credit Agreement.